UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Empire State Realty Trust, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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111 West 33rd Street, 12th Floor New York, NY 10120 T (212) 687-8700 F (212) 850-2751

April 5, 2018

Dear Stockholder:

You are invited to attend the Annual Stockholders Meeting of Empire State Realty Trust, Inc., which will be held on Thursday, May 17, 2018, at 11:00 a.m., local (Eastern) time, at State Grill, 21 West 33rd Street, New York, New York 10118.

Please refer to the accompanying Notice of Annual Stockholders Meeting and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

Your vote is very important. Whether you plan to attend the meeting or not, we ask you please to cast your vote. You may vote your shares via the Internet, by telephone, by mail or in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Anthony E. Malkin

Chairman and Chief Executive Officer

TELEPHONE AND INTERNET PROXY AUTHORIZATION

Empire State Realty Trust, Inc.’s Class A and Class B common stockholders of record on the close of business on March 8, 2018, the record date for the 2018 Annual Stockholders Meeting, may authorize their proxies by telephone or Internet by following the instructions on their Proxy Card. If you have any question regarding how to authorize your proxy by telephone or Internet, please call (212) 850-2678.

111 West 33rd Street, 12th Floor New York, NY 10120 T (212) 687-8700 F (212) 850-2751

April 5, 2018

NOTICE OF ANNUAL STOCKHOLDERS MEETING

To be held on May 17, 2018

The 2018 Annual Stockholders Meeting of Empire State Realty Trust, Inc., a Maryland corporation, will be held on Thursday, May 17, 2018 at 11:00 a.m., local (Eastern) time, at State Grill, 21 West 33rd Street, New York, New York 10118. At the Annual Stockholders Meeting, Class A and Class B common stockholders will be asked to consider and vote upon the following proposals:

(1)	a proposal to elect the seven director nominees named in the enclosed Proxy Statement to serve on our Board of Directors until the next annual stockholders meeting or until their successors are elected and qualified;

(2)	a proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

(3)	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In addition, stockholders may be asked to consider and act upon any other matter that may properly be brought before the Annual Stockholders Meeting or at any adjournment or postponement thereof. Any action may be taken on the foregoing matters at the Annual Stockholders Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Stockholders Meeting may be adjourned, or to which the Annual Stockholders Meeting may be postponed.

Our Board of Directors has fixed the close of business on March 8, 2018 as the record date for determining the Class A and Class B common stockholders entitled to notice of, to vote at, and to attend, the Annual Stockholders Meeting and any adjournment or postponement thereof. Only holders of record of our Class A common stock and Class B common stock at the close of business on that date will be entitled to such notice, vote, and attendance.

If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the Proxy Statement. If you received a copy of the Proxy Card by mail, you may sign, date and promptly mail the Proxy Card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares voted.

Our Board of Directors recommends a vote “FOR” each of the seven director nominees and “FOR” each of proposals 2 and 3.

By Order of our Board of Directors,

Thomas N. Keltner, Jr.

Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholders Meeting to be Held on May 17, 2018.

This Proxy Statement and our 2017 Annual Report to Stockholders

are available at www.proxyvote.com.

Empire State Realty Trust

2018 Proxy Statement

April 5, 2018

PROXY STATEMENT

We are sending this Proxy Statement and the enclosed Proxy Card(s) to our Class A and Class B common stockholders on or about April 5, 2018, in connection with the solicitation of proxies by the Board of Directors of Empire State Realty Trust, Inc., a Maryland corporation, for use at the 2018 Annual Stockholders Meeting to be held on Thursday, May 17, 2018, at 11:00 a.m., local (Eastern) time, at State Grill, 21 West 33rd Street, New York, New York 10118 or at any postponement or adjournment of the meeting. References in this Proxy Statement to (i) “we,” “us,” “our,” “ours,” and the “company” refer to Empire State Realty Trust, Inc. and its consolidated subsidiaries and (ii) “stockholders” refers to holders of our Class A common stock and Class B common stock, unless the context requires otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL STOCKHOLDERS MEETING

Who is entitled to vote at the meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on March 8, 2018, which is referred to in this Proxy Statement as the “record date,” are entitled to attend and vote their shares at the Annual Stockholders Meeting. Holders of Class B common stock are entitled to fifty votes per share, to the extent they own 49 limited partnership units in Empire State Realty OP, L.P. (our “operating partnership”) for each share of Class B common stock they hold. We may request verification from holders of Class B common stock of their (or their qualified transferee’s) continued ownership of operating partnership units in connection with the counting of votes associated with Class B common stock.

Who may attend the meeting?

You are entitled to attend the Annual Stockholders Meeting only if you were a stockholder of record of shares of Class A common stock or Class B common stock of Empire State Realty Trust, Inc. at the close of business on the record date, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Stockholders Meeting, you must present valid government-issued photo identification (such as a driver’s license or passport) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

•	a brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on the record date;

•	the Notice of Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you receive your materials electronically);

•	a Proxy Card;

•	a voting instruction form; or

•	a “legal proxy” provided by your broker or custodian.

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We reserve the right to determine the validity of any purported proof of ownership. For the safety and security of our stockholders, we will be unable to admit you to the Annual Stockholders Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials, instead of a paper copy of the proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”) we may furnish proxy materials to our stockholders primarily over the Internet, instead of mailing a printed copy. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Stockholders Meeting and help to conserve natural resources. On or about April 5, 2018, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and instructions on how to vote on the Internet, in person, or by mail. The Notice of Availability also contains instructions on how to receive a paper or electronic copy of the proxy materials. If you received a Notice of Availability by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials over the Internet by following the instructions contained in the Notice or Proxy Card. The Proxy Statement and our Annual Report are available at www.proxyvote.com.

What is the purpose of the meeting?

At the Annual Stockholders Meeting, you will be asked to vote on the following:

Proposal 1:

to elect the seven director nominees named in this Proxy Statement to serve on our Board of Directors until the next annual stockholders meeting or until their successors are duly elected and qualified;

Proposal 2:	to approve, on a non-binding, advisory basis, the compensation of our named executive officers; and
Proposal 3:	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

You may also be asked to consider and act upon any other matters that may properly be brought before the Annual Stockholders Meeting or at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of Class A and Class B common stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Stockholders Meeting is necessary to constitute a quorum for the transaction of business at the meeting. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to fifty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of Class B common stock so voted. Holders of Class A common stock and Class B common stock vote together as a single class on the matters to be considered at the Annual Stockholders Meeting, and their votes are counted and totaled together. As of March 8, 2018, 162,258,144 shares of Class A common stock totaling 162,258,144 votes entitled to be cast and, to our knowledge, 1,048,161 shares of Class B common stock (totaling 52,408,050 votes entitled to be cast) were outstanding, so that an aggregate of 214,666,194 votes are entitled to be cast at the Annual Stockholders Meeting. Class A and Class B common stockholders do not have the right to cumulative voting for the election of directors or otherwise.

2    2018 Proxy Statement

What vote is needed to approve each proposal?

The affirmative vote of a plurality of all the votes cast at the Annual Stockholders Meeting at which a quorum is present is necessary for election of each nominee for director named in this Proxy Statement. However, our Policy on Majority Voting requires that any nominee who receives a greater number of votes “against” than votes “for” in an uncontested election will, within two weeks following certification of the stockholder vote, submit a written resignation offer to our Board of Directors for consideration by our Nominating and Corporate Governance Committee. See “Corporate Governance Matters — Policy on Majority Voting.” A majority of all the votes cast at the Annual Stockholders Meeting at which a quorum is present is necessary for: (i) approval, on a non-binding, advisory basis, of the compensation of our named executive officers and (ii) ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Stockholders Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on Proposals 1 through 3 or any other matter that may properly be brought before the Annual Stockholders Meeting or at any adjournment or postponement thereof, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Stockholders Meeting. There will not be any broker non-votes with respect to Proposal 3, because Proposal 3 is a routine matter on which brokers are permitted to vote without instructions from the beneficial owner. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under the New York Stock Exchange, Inc. (“NYSE”) rules to vote your shares on Proposal 3, even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker does not have discretionary authority to vote on Proposals 1 and 2 or any other matter that may properly be brought before the Annual Stockholder Meeting or any adjournment or postponement thereof without instructions from you, in which case a broker “non-vote” will occur and your shares of common stock will not be voted on these matters at the Annual Stockholders Meeting. None of the proposals, if approved, entitle any of our stockholders to appraisal rights under Maryland law or our charter.

How do I vote?

Voting in Person at the Meeting. If you are a Class A or Class B common stockholder of record and attend the Annual Stockholders Meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Empire State Realty Trust    3

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may instruct the proxy holders named in the Proxy Card how to vote your shares of common stock in one of the following ways:

Vote by Internet	Vote by Telephone	Vote by Mail

You may vote via the Internet by following the instructions provided in the Notice of Availability or, if you received printed materials, on your Proxy Card. The website for Internet voting is printed on the Notice of Availability and/or Proxy Card. Please have your Notice of Availability or Proxy Card in hand. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on May 16, 2018. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your Proxy Card.

You also have the option to vote by telephone by calling the toll-free number listed on your Notice of Availability and/or Proxy Card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on May 16, 2018. When you call, please have your Notice of Availability or Proxy Card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your Proxy Card.

If you received printed materials and would like to vote by mail, please mark, sign and date your Proxy Card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice of Availability.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Please see the Notice of Availability and/or Proxy Card for further instructions on how to submit your vote. If you have any question regarding how to authorize your proxy by telephone or Internet, please call (212) 850-2678.

May I change my vote after I submit my Proxy Card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly executing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the Annual Stockholders Meeting.

If you attend the Annual Stockholders Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the Annual Stockholders Meeting will not constitute revocation of a previously given proxy.

4    2018 Proxy Statement

How does the Board recommend that I vote on each of the proposals?

Our Board of Directors recommends that you vote:

Proposal 1: the election of the seven director nominees named in the enclosed Proxy Statement to serve on our Board of Directors until the next annual stockholders meeting or until their successors are elected and qualified;

FOR each director nominee
Proposal 2: the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and	FOR
Proposal 3: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	FOR

How is my vote counted, and are there any specific voting arrangements in place?

If you properly execute a proxy, and if we receive it prior to voting at the meeting, or authorize your proxy to vote your shares in person, electronically through the Internet or by telephone, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made therein, the shares of common stock will be voted (i) FOR election of each of the director nominees named in this Proxy Statement; (ii) FOR approval, on a non-binding, advisory basis, of the compensation of our named executive officers; (iii) FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and (iv) as recommended by our Board of Directors in its discretion with regard to all other matters.

On August 23, 2016, we issued and sold 29,610,854 shares of our Class A common stock at a purchase price of $21.00 per share to Q REIT Holding LLC, a wholly owned subsidiary of the Qatar Investment Authority, a governmental authority of the State of Qatar (“Q REIT” and, together with any wholly-owned eligible assignee, “QIA”). As of the record date, the shares purchased by QIA represented a 9.9% fully diluted economic interest in our company (inclusive of all outstanding operating partnership units, including any long term incentive plan units). Pursuant to the terms of a Stockholders Agreement that we entered into with QIA on August 23, 2016, QIA has agreed to limit its voting power on all matters coming before our stockholders (whether at a meeting, or by written consent) to no more than 9.9% of the total number of votes entitled to be cast on such matter. Accordingly, 8,090,901 shares of the Class A common stock held by QIA on the record date (representing the number of shares held by QIA that are in excess of such 9.9% threshold, or the “Excess Shares”) will be voted at the Annual Stockholders Meeting in the same manner and proportion as the votes cast by all other stockholders on such matters. QIA has granted our Board of Directors an irrevocable proxy to vote the Excess Shares in such manner and proportion. In addition, QIA has agreed under the Stockholders Agreement to vote all of its shares that are not the Excess Shares in favor of the election of each of the director nominees named and recommended by our Board of Directors in this Proxy Statement.

It is not anticipated that any matter other than those set forth in the Proxy Statement will be presented at the meeting. No stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Stockholders Meeting. In any case, if other matters are presented, proxies will be voted at the discretion of the proxy holders.

What other information should I review before voting?

For your review, we make available free of charge through our website at www.empirestaterealtytrust.com, under the section “Investors/SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our and our operating partnership’s Annual Reports on Form 10-K

Empire State Realty Trust    5

(including our consolidated financial statements, schedules and list of exhibits), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Requests for copies should be addressed to Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Neither our Annual Report on Form 10-K for the year ended December 31, 2017 nor the 2017 Annual Report to Stockholders shall constitute a part of the proxy solicitation materials.

What should I do if I received more than one Notice of Availability?

There are circumstances under which you may receive more than one Notice of Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Availability. Please authorize your proxy in accordance with the instructions of each Notice of Availability separately, since each one represents different shares that you own.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. You can identify forward-looking statements by the use of terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. In particular, statements pertaining to our capital resources, portfolio performance, acquisitions, dividend policy, results of operations and anticipated market conditions and demographics contain forward-looking statements.

Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. They depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in our industry or real estate markets, either nationally or in Manhattan or the greater New York metropolitan area;

•	resolution of legal proceedings involving the company;

•	reduced demand for office or retail space;

•	fluctuations in attendance at the observatory;

•	new office or observatory development in our market;

•	general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded operating partnership units;

•	changes in our business strategy;

•	changes in technology and market competition, which affect utilization of our broadcast or other facilities;

•	changes in domestic or international tourism, including geopolitical events and currency exchange rates;

•	defaults on, early terminations of, or non-renewal of leases by, tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

6    2018 Proxy Statement

•	fluctuations in interest rates;

•	increased operating costs;

•	declining real estate valuations and impairment charges;

•	termination or expiration of our ground leases;

•	availability, terms and deployment of capital;

•	our failure to obtain necessary outside financing, including our unsecured revolving credit and term loan facility;

•	our leverage;

•	decreased rental rates or increased vacancy rates;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	our failure to redevelop and reposition properties, or to execute any newly planned capital project, successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties or portfolios to acquire and completing acquisitions;

•	risks of real estate development (including our Metro Tower development site), including the cost of construction delays and cost overruns;

•	inability to manage our properties and our growth effectively;

•	inability to make distributions to our securityholders in the future;

•	impact of changes in governmental regulations, tax laws and rates and similar matters;

•	failure to continue to qualify as a real estate investment trust (“REIT”);

•	a future terrorist event in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	misunderstanding of our competition;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	inability to comply with the laws, rules and regulations applicable to our company; and

•	risks associated with security breaches through cyberattacks, cyber intrusions or otherwise, as well as other significant disruptions of our technology (IT) networks related systems, which support our operations and our buildings.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should not rely on them as predictions of future events. We disclaim any obligation to update or revise publicly any forward-looking statement to reflect changes in underlying assumptions, new information, data or methods, future events or other changes after the date of this Proxy Statement, except as required by applicable law.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members, each serving for a term of one year or until his/her successor is duly elected and qualified. Peter L. Malkin, our Chairman Emeritus, may attend meetings of our Board of Directors, but does not have board member voting status.

At the Annual Stockholders Meeting, stockholders will be asked to elect each of the director nominees to serve until the 2019 annual stockholders meeting or until their successors are duly elected and qualified. Our Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Anthony E. Malkin, William H. Berkman, Leslie D. Biddle, Thomas J. DeRosa, Steven J. Gilbert, S. Michael Giliberto and James D. Robinson IV to serve as directors. Each of the nominated persons currently serves as a member of the Board and has consented to being named in this Proxy Statement and to serve as a director, if elected. If any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as our Board of Directors may select.

The election of each nominee requires the affirmative vote of a plurality of all the votes cast at the Annual Stockholders Meeting at which a quorum is present in person or by proxy. However, our Policy on Majority Voting requires that any nominee who receives a greater number of votes “against” than votes “for” in an uncontested election will, within two weeks following certification of the stockholder vote, submit a written resignation offer to our Board of Directors for consideration by our Nominating and Corporate Governance Committee. See “Corporate Governance Matters — Policy on Majority Voting.”

We believe that each of our director nominees has the specific experience, qualifications, attributes, and skills necessary to serve as an effective director on our Board of Directors. A description of our process for identifying and evaluating director nominees, as well as our criteria for membership on our Board of Directors, is set forth under the heading “Corporate Governance Matters — Consideration of Director Candidates.”

Our Board of Directors unanimously recommends a vote “FOR” each director nominee.

8    2018 Proxy Statement

Information Regarding the Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the Annual Stockholders Meeting. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director.

Name	Age	Position	Committee
Anthony E. Malkin	55	Chairman of our Board of Directors and Chief Executive Officer	—
William H. Berkman	53	Independent Director	Finance Committee (Chair) Nominating and Corporate Governance Committee
Leslie D. Biddle	51	Independent Director	Audit Committee Nominating and Corporate Governance Committee
Thomas J. DeRosa	60	Independent Director	Audit Committee
Steven J. Gilbert	71	Lead Independent Director	Compensation Committee Finance Committee Nominating and Corporate Governance Committee
S. Michael Giliberto	67	Independent Director	Audit Committee (Chair) Finance Committee Nominating and Corporate Governance Committee
James D. Robinson IV	55	Independent Director	Compensation Committee (Chair) Nominating and Corporate Governance Committee (Chair)

Anthony E. Malkin	Chairman and Chief Executive Officer

Anthony E. Malkin, a director since November 2011, is our Chairman and Chief Executive Officer. He joined our predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL, and Rocky Mountain Institute in a groundbreaking project at the Empire State Building (www.esbnyc.com). Mr. Malkin led the development of standards for energy efficient office tenant installations which is now known as the Tenant Energy Optimization Program at the Urban Land Institute. Mr. Malkin is a board member of the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, a member of the Urban Land Institute, member of the Board of Governors of the Real Estate Board of New York, member of the Partnership for New York City’s Innovation Council, member of the Building Committee of the Metropolitan Museum of Art, and a member of the Committee Encouraging Corporate Philanthropy. Mr. Malkin received a bachelor’s degree cum laude from Harvard College.

Mr. Malkin was selected to serve as a member of our Board of Directors based on his history with and knowledge of the company and his performance and achievements in his capacity as Chairman of the Board and Chief Executive Officer of the company.

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William H. Berkman	Independent Director

William H. Berkman, a director since October 2013, is an entrepreneur and investor in the communications, media, technology and energy industries. Since January 2000, he has been the Co-Managing Partner at Associated Partners, LP and its predecessor partnership, Liberty Associated Partners, LP, both investment partnerships with Liberty Media Corporation that own controlling interests in wireless communications infrastructure companies AP Wireless Infrastructure Services, LLC and AP Towers, LLC. Mr. Berkman has co-founded multiple other telecommunications companies, such as Current Group, Teligent, Inc. and Nextel Mexico. Mr. Berkman previously served as a member of the board of directors for public companies IAC/InterActiveCorp, Liberty Satellite & Technology, Inc. and Teligent, Inc. He serves as a member of the board of directors for The Partnership for New York City and the Partnership’s Fund for New York City. Mr. Berkman holds multiple patents for smart electric grid and communications systems. He has an A.B. from Harvard University, and in 1997, his family established the Berkman Center for Internet & Society at Harvard Law School. Mr. Berkman is a member of the 2009 class of Henry Crown Fellows and the Aspen Global Leadership Network at the Aspen Institute.

Mr. Berkman was selected to serve as a member of our Board of Directors because of his experience as an investor and as a director of publicly traded companies.

Leslie D. Biddle	Independent Director

Leslie D. Biddle, a director since March 2017, is currently a Partner and President at Serengeti Asset Management. Prior to joining Serengeti in 2013, Ms. Biddle spent nearly 10 years at Goldman Sachs, where she was most recently Global Head of Commodity Sales and the Chief Financial Officer of the firm’s investments in the metals and mining sector. She held positions as head of Power, Metals/Industrial, Latin American and Environmental Commodities. Ms. Biddle was responsible for many of the structured transactions in the private equity and power spaces including the monetization of the Allegheny DWR Contract, the structuring of Calpine Construction Finance Company hedge, the Texas Genco acquisition, the Northern Tier Energy financing and the TXU leveraged buyout. Ms. Biddle was also a member of the firm’s Finance Committee, Business Practices Committee, Firmwide New Activity Committee, Structured Investment Products Committee, and European Audit and Compliance Committee. She was named Managing Director in 2004 and Partner in 2006. Prior to joining Goldman Sachs, Ms. Biddle was a Vice President at the AES Corporation focusing on project finance and power plant development. She also served as a Vice President at the Overseas Investment Corporation, providing political risk insurance and financing to U.S. companies expanding overseas. She holds an A.B. from Colby College, where she is Vice Chair of the Board of Trustees.

Ms. Biddle was selected to serve as a member of our Board of Directors based on her extensive experience in global investment and finance.

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Thomas J. DeRosa	Independent Director

Thomas J. DeRosa, a director since October 2013, is currently Chief Executive Officer and a member of the board of directors of Welltower, Inc. (formerly, Health Care REIT, Inc.) (NYSE: WELL), a real estate investment trust that invests in senior living and health care real estate. Previously, he served as the Vice Chairman and Chief Financial Officer of the Rouse Company, a leading owner, operator and developer of commercial real estate and master planned residential communities, from September 2002 until November 2004 when it was merged with General Growth Properties, Inc. (NYSE: GGP). Prior to joining the Rouse Company, Mr. DeRosa spent over 20 years in investment banking. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank AG (NYSE: DB), including Global Co-Head of the Health Care Investment Banking Group, and at Alex Brown & Sons, including Managing Director of the Real Estate Investment Banking Group. Mr. DeRosa also served as a member of the board of directors of Dover Corporation (NYSE: DOV), a manufacturer and service provider for a broad range of specialized products and components, from 2007 to 2010, and as a member of the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL), a real estate investment trust that invests in mall properties, from 2010 to 2015. Mr. DeRosa is a member of the board of directors of Value Retail PLC, a U.K.-based owner, operator and developer of luxury outlet shopping villages in Europe. Mr. DeRosa served on the board of directors of Georgetown University from 2007 to 2013. Mr. DeRosa currently is Governor of the World Economic Forum, a member of the Advisory Board of the Health Care and Pharmaceutical Management Program at Columbia Business School, a member of the Business Advisory Council of Lincoln Center for the Performing Arts and a Director of CECP, The CEO Force for Good which was founded by our Chairman Emeritus and actor and philanthropist, Paul Newman. He is a frequent speaker on the growth of aging populations and the devastating impact of dementia on people, their families and health care delivery systems. Mr. DeRosa was the 2016 National Honoree of The Alzheimers Association. Mr. DeRosa received a bachelor’s degree from Georgetown University and an M.B.A. from Columbia University.

Mr. DeRosa was selected to serve as a member of our Board of Directors because of his extensive experience as a senior executive and director of public NYSE listed companies, including real estate investment trusts.

Steven J. Gilbert	Lead Independent Director

Steven J. Gilbert, a director since October 2013, has over 45 years of experience in private equity investing, investment banking and law, and he has invested in and managed numerous companies during his career. Mr. Gilbert has served as Chairman of the board of directors of Gilbert Global Equity Partners, L.P., a private equity fund since 1998, as Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P., a private equity firm since 2005, and as Co-Chairman of Birch Grove Capital, a credit hedge fund since 2013. Mr. Gilbert also serves as a director of MBIA, Inc. (NYSE: MBI), a provider of financial guarantee insurance, fixed-income asset management and other specialized financial services, since 2011, as Chairman of the Board of TRI Pointe Homes, Inc. (NYSE: TPH), a single family home builder, since 2013, as a director of Oaktree Capital Group LLC (NYSE: OAK), a global alternative investment manager, and a director of The Fairholme Funds (NASDAQ: FAIRX). He was previously Director of Waterpik, Inc., a manufacturer of personal and oral healthcare products, from 2013 to 2017, Vice Chairman of Stone Tower Capital, a leading independent investment manager, from 2010 to 2012, and Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Within the past five years, Mr. Gilbert has served as Chairman of the board of directors of DURA Automotive Systems, Inc., an independent designer and manufacturer of driver control systems, CPM Holdings, Inc. (HKG: 0906), a manufacturer of process equipment used for oilseed and animal feed production, Co-Chairman of True Temper Sports, Inc., a manufacturer of golf shafts and precision sports equipment, and director of Olympus Re, a reinsurance company, as well as director of several privately held companies. Mr. Gilbert is a member of the Writer’s Guild of America (East) and the Council on Foreign Relations and a director of the Lauder Institute at the University of Pennsylvania. He was previously a Trustee of the New York University Langone Medical Center. Mr. Gilbert received a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania, a law degree from the Harvard Law School, and an M.B.A. from Harvard Business School.

Mr. Gilbert was selected to serve as a member of our Board of Directors based on his extensive experience leading companies in the financial services industry and serving as a director of public NYSE listed companies.

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S. Michael Giliberto	Independent Director

S. Michael Giliberto, a director since October 2013, currently consults with investment management firms and has produced the Giliberto-Levy Commercial Mortgage Performance Index, an index that measures the investment performance of institutional-grade commercial mortgage whole loans, since 1993. He has consulted for several major real estate investment management firms and serves on the Advisory Committee on Real Estate at the University of Washington and on the Real Estate Advisory Committee for the New York State Common Retirement Fund. He previously served as Director of Portfolio Strategy and Senior Portfolio Manager at J.P. Morgan Asset Management from 2002 to 2010, and before that, he served as the head of Real Estate Research at J.P. Morgan Investment Management from 1996 to 2002. Prior to joining J.P. Morgan, Mr. Giliberto worked at Lehman Brothers, Inc. in the Fixed-Income Research department from 1993 to 1996 and at Salomon Brothers Inc. in the Real Estate Research department from 1989 to 1992. Before his career in the financial services industry, Mr. Giliberto was a professor in the Real Estate and Urban Land Economics Department at Southern Methodist University in Dallas, Texas. Mr. Giliberto has authored multiple publications about real estate investment, performance, asset allocation and capital markets, and he has been an Adjunct Professor at Columbia University’s Graduate School of Business since 2007. In the past, he has served on the Real Estate Information Standards Board, and he was a director of the Pension Real Estate Association, where he served as Treasurer and Chairman and was awarded the 1996 Graaskamp Award for research excellence. Mr. Giliberto received a bachelor’s degree from Harvard College, a master’s degree in business economics from the University of Hartford, and a Ph.D. in finance from the University of Washington, and is a Fellow of the Royal Institution of Chartered Surveyors.

Mr. Giliberto was selected to serve as a member of our Board of Directors based on his extensive experience in real estate investment and finance.

James D. Robinson IV	Independent Director

James D. Robinson IV, a director since January 2015, is currently a Founder and Managing Partner at RRE Ventures. He has been active within the technology community for over 30 years, and has led investments in and served on the boards of more than 40 technology companies. Mr. Robinson’s core focus is on businesses that are transforming industries by leveraging network effects, intelligence and decentralization. He is a Co-Founder and Director of Abra, and a Director of HYPR, Netsertive, NihaoPay, Noom, OLO, Pebblepost and TheSkimm. Mr. Robinson is a Board Observer at Digital Currency Group (DCG), Earn.com (21), Bitpay, and 8i. In addition, he led early investments in Chain, Culinary Agents, Gem, Paxos, Ripple and Token. Previous investments include Wisdomtree (WETF), Vocera (VCRA), Broadsoft (BSFT), iCrossing (Hearst), RevolutionMoney (American Express), SmartPay (Ping An), Enpirion (Altera), GoldPocket/Wireless (Tandberg/Motricity), Metapath (Marconi), Mixed Signals (Tektronix), Rubric (Broadbase), Telocity (Hughes), Vastera (VAST/JP Morgan) and Red Brick Systems (REDB). Mr. Robinson has been recognized on the Forbes Midas List of Top 100 VC’s, as well as Institutional Investors’ Top Fintech Investors. Before founding RRE, Mr. Robinson was co-founder of Intervideo Response, an in-stadium touchscreen ordering startup. Previously, he worked at H&Q Venture Capital and J.P. Morgan & Co. Earlier, he founded IV Systems (Unix applications). Mr. Robinson holds an MBA from Harvard and a joint degree in Computer Science & Business Administration from Antioch College. He is a director of the New York City Partnership Investment Fund and the HBS Alumni Angels.

Mr. Robinson was selected to serve as a member of our Board of Directors based on his more than 30 years of management and board experience in his industry, which drives the bulk of the business and job growth in our market.

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Our Chairman Emeritus and Our Executive Officers

Name	Age	Position
Anthony E. Malkin	55	Chairman and Chief Executive Officer
Peter L. Malkin	84	Chairman Emeritus
John B. Kessler	53	President and Chief Operating Officer
David A. Karp	58	Executive Vice President and Chief Financial Officer
Thomas P. Durels	56	Executive Vice President, Real Estate
Thomas N. Keltner, Jr.	71	Executive Vice President, General Counsel and Secretary

Peter L. Malkin	Chairman Emeritus

Peter L. Malkin is our Chairman Emeritus. Peter L. Malkin joined his father-in-law and Malkin Holdings LLC’s co-founder, Lawrence A. Wien, as a principal of Malkin Holdings LLC in 1958, and was responsible for the syndication and supervision of property acquisitions and operations of Malkin Holdings LLC. Peter L. Malkin is the founding chairman and a director of the Grand Central Partnership, The 34th Street Partnership and The Fashion Center Business Improvement District, each of which is a not-for-profit organization that provides supplemental public safety, sanitation and capital improvement services to a designated area in midtown Manhattan. Peter L. Malkin is also Co-Chairman of the Emeritus Council of Directors of Lincoln Center for the Performing Arts, Inc. (having been the longest serving board member of that institution), Founding Chairman and currently Co-Chairman of the Dean’s Council of the Harvard Kennedy School, Co-Chair Emeritus of The Real Estate Council of the Metropolitan Museum of New York, founding Co-Chair with Paul Newman and Co-Chair Emeritus of the Committee Encouraging Corporate Philanthropy, a member of the Global Wealth Management Advisory Committee of Bank of America, a member of the Advisory Committee of the Greenwich Japanese School, a partner in the New York City Partnership and Chamber of Commerce and a director of the Realty Foundation of New York. Peter L. Malkin received a bachelor’s degree summa cum laude, Phi Beta Kappa, from Harvard College and a law degree magna cum laude from Harvard Law School.

John B. Kessler	President and Chief Operating Officer

John B. Kessler serves as our President and Chief Operating Officer. From 2010 to 2013, Mr. Kessler was a Managing Director in the credit business for Fortress Investment Group LLC (NYSE: FIG), where he focused on real estate. From 1993 to 2010, Mr. Kessler held various positions in real estate at Morgan Stanley (NYSE: MS), including Global Chief Financial Officer for the Morgan Stanley Real Estate (MSRE) investing business and Managing Director. He also managed MSRE’s core equity funds and separate accounts business. Mr. Kessler is a member of the Urban Land Institute and the Real Estate Board of New York. Mr. Kessler received a bachelor’s degree cum laude from Harvard College where he studied Engineering Sciences and an M.B.A. from the University of Chicago Booth School of Business.

David A. Karp	Executive Vice President and Chief Financial Officer

David A. Karp is our Executive Vice President and Chief Financial Officer. Mr. Karp joined our predecessor in November 2011 and is responsible for our activities relating to finance, capital markets and investor relations. Prior to joining our predecessor, from February 2006 to February 2011, Mr. Karp served as Managing Director and Chief Financial Officer, and from February 2009 to February 2011, he served as Chief Operating Officer of Forum Partners Investment Management, a global real estate private equity firm, where he was responsible for both firm-level and fund-level financial management and strategy, including risk management, treasury, foreign exchange and interest rate hedging, budgeting and debt financing. From January 1996 to August 2005, Mr. Karp served as President, Chief Operating Officer and Chief Financial Officer of Falcon Financial Investment Trust (NASDAQ: FLCN), a publicly-traded real estate investment trust, and its predecessor. Mr. Karp received a bachelor’s degree summa cum laude in Economics, Phi Beta Kappa, from the University of California, Berkeley, and an M.B.A. in Finance and Real Estate from the Wharton School at the University of Pennsylvania.

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Thomas P. Durels	Executive Vice President, Real Estate

Thomas P. Durels is our Executive Vice President, Real Estate. Mr. Durels is responsible for all of our real estate activities, including leasing, property redevelopment, management and construction. Mr. Durels joined our predecessor in 1990 where he served in similar capacities, and also supervised property acquisitions. Prior to joining our predecessor, from February 1984 to April 1990, he served as Assistant Vice President at Helmsley Spear, Inc., where Mr. Durels was responsible for construction and engineering for its portfolio of office, hotel, residential and retail properties. Mr. Durels is a member of the Real Estate Board of New York, the Urban Land Institute and the Young Men’s and Women’s Real Estate Association, for which he served as Treasurer in 2003, and is a licensed real estate broker in New York and Connecticut. Mr. Durels received a bachelor’s degree in Mechanical Engineering from Lehigh University.

Thomas N. Keltner, Jr.	Executive Vice President, General Counsel and Secretary

Thomas N. Keltner, Jr. is our Executive Vice President, General Counsel and Secretary. Mr. Keltner joined our predecessor in 1978, became its first general counsel in 1997, and is responsible for leading a legal staff that provides and coordinates legal services in our transaction, compliance, and litigation matters. Mr. Keltner has served on the New York Advisory Board of the Stewart Title Insurance Company and as chairman and member of bar association committees on both real estate and business entities. He is a member of the Real Estate Board of New York. From 1974 to 1975, he served as law clerk to Judge Alfred P. Murrah, U.S. Court of Appeals (10th Circuit), and then spent three years as an attorney in the real estate finance group at Shearman & Sterling before joining our predecessor. Mr. Keltner received a bachelor’s degree cum laude from Harvard College and a law degree as a Stone Scholar from Columbia Law School.

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INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has affirmatively determined that each of our directors, other than Mr. Malkin, is “independent” under the NYSE listing standards and the company’s director independence standards. For a discussion of our Board of Directors leadership structure and role in risk oversight, see “Corporate Governance Matters” in this Proxy Statement.

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating and Corporate Governance Committee. The current charter for each of these committees is available on our corporate website at www.empirestaterealtytrust.com under the “Investors/Governance Documents” section. Further, we will provide a copy of these charters without charge to any stockholder upon written request. Requests for copies should be addressed to: Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. From time to time, our Board also may create additional committees for such purposes as our Board may determine.

Audit Committee

We have a standing Audit Committee, consisting of S. Michael Giliberto (Chair), Leslie D. Biddle and Thomas J. DeRosa. Each of the current members of the Audit Committee is “independent” and “financially literate” as such terms are defined by the applicable rules of the SEC and/or NYSE. Our Board of Directors has also determined that each of them is an “audit committee financial expert” as defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended.

We have adopted an Audit Committee Charter, which outlines the principal functions of the Audit Committee, including assisting our Board of Directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	the preparation of Audit Committee reports for inclusion in this Proxy Statement.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, reviewing the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls.

Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement.

Compensation Committee

We have a standing Compensation Committee, consisting of James D. Robinson IV (Chair) and Steven J. Gilbert, each of whom is “independent” as defined by the applicable rules of the NYSE and is a “non-employee director” as defined by the applicable rules and regulations of the SEC.

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We have adopted a Compensation Committee Charter, which outlines the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our chief executive officer and the other members of our senior management team, evaluating the performance of our chief executive officer and the other members of our senior management team in light of such goals and objectives, and determining and approving the remuneration of our chief executive officer and the other members of our senior management team based on such evaluation;

•	reviewing and making recommendations to the Board of Directors with respect to non-executive director compensation;

•	overseeing any equity-based remuneration plans and programs;

•	assisting our Board of Directors and its Chairman in overseeing the development of executive succession plans;

•	preparing and recommending to the Board of Directors for inclusion in the annual proxy statement the Compensation Committee report;

•	retaining and approving the compensation of any compensation advisors; and

•	evaluating the independence of any such compensation advisors.

Finance Committee

We have a standing Finance Committee, consisting of William H. Berkman (Chair), Steven J. Gilbert, and S. Michael Giliberto. We have adopted a Finance Committee Charter, which outlines the principal functions of the Finance Committee, including:

•	assisting the Board of Directors in its oversight of our capital structure, financial policies and strategies; and

•	at the request of the Board of Directors, providing advice to management, and a vote on management’s recommendations to the Board of Directors, regarding the debt and equity structure of the company, which may include: (i) the company’s path to a credit rating and credit rating strategies, (ii) the company’s hedging program, if any, and the policies and procedures governing the use of financial instruments, and (iii) material terms of the company’s issuance of debt and equity securities and authorization for stock repurchases and stock splits.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee, consisting of James D. Robinson IV (Chair), William H. Berkman, Leslie D. Biddle, Steven J. Gilbert and S. Michael Giliberto, each of whom is “independent” as such term is defined by the applicable rules of the NYSE.

We have adopted a Nominating and Corporate Governance Committee Charter, which outlines the principal functions of the Nominating and Corporate Governance Committee, including:

•	providing counsel to our Board of Directors with respect to the organization, function and composition of our Board of Directors and its committees;

•	developing and implementing procedures and exercising oversight of the Board’s annual self-evaluation and the Board’s evaluation of management and reporting thereon to our Board of Directors;

•	periodically reviewing, and if appropriate recommending to our Board of Directors changes to, our corporate governance policies and procedures, including our Code of Business Conduct and Ethics;

•	identifying and recommending to our Board of Directors potential director candidates for nomination; and

•	recommending to our Board of Directors the appointment of each of our executive officers.

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Meetings of the Board and its Committees

During 2017, our Board of Directors held four meetings, and its committees held the following number of meetings: Audit Committee — nine meetings; Compensation Committee — five meetings; Finance Committee — four meetings; Nominating and Corporate Governance Committee — four meetings. In 2017, except for one absence by one director from one off-cycle committee meeting, each director attended 100% of the meetings of our Board of Directors and of each committee of our Board of Directors on which such director served. The non-executive directors also regularly hold executive sessions in which our management does not participate. For a discussion of the leadership structure of our Board of Directors and its role in risk oversight, see “Corporate Governance Matters” in this Proxy Statement.

Board of Directors and Committee Self-Evaluations

Throughout the year, our Board of Directors discusses corporate governance practices with management and third party advisers to ensure that the Board and its committees follow practices that are optimal for the company and its stockholders. As part of this process, the Board conducts an annual self-evaluation in order to determine whether it and its committees are functioning effectively. With concurrence from the Board, the Nominating and Corporate Governance Committee develops and implements procedures for the design and implementation of the Board self-evaluation process. In 2017, our Board again engaged a third party service provider to assist with developing and administering a director self-assessment questionnaire, with topics that included Board and committee composition and culture, Board and committee meetings and administration, the company’s strategy and performance, succession planning and risk management. Our Chairman and Chief Executive Officer and Lead Independent Director conferred with various Board members and each committee Chair to summarize the questionnaire responses and recommendations for discussion with the Board. At its next in-person meeting, each committee and the Board held a discussion of these topics.

Compensation of Directors

Members of our Board of Directors who are not independent receive no additional compensation for their services as directors. Effective from re-election on May 11, 2017, each independent director receives an annual base retainer for his or her services of $200,000. The annual base retainer is paid, at such director’s election, either: (i) 40% in cash and 60% in long term incentive units of partnership interest in our operating partnership (“LTIP units”) issued pursuant to the First Amended and Restated Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. 2013 Equity Incentive Plan (as amended, our “Equity Incentive Plan”) and/or restricted shares of our Class A common stock under our Equity Incentive Plan, or (ii) 100% in the form of such LTIP units and/or restricted shares of our Class A common stock, in each case with such equity awards to vest pro rata on an annual basis over a period of three years. The independent director who is appointed as the lead independent director (currently Steven J. Gilbert) receives an additional annual cash retainer of $75,000. The chair of each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee of our Board of Directors receives an additional annual cash retainer of $15,000, $12,500, $12,500 and $10,000, respectively. In addition, each independent director who serves on the Audit, Compensation, Finance, and Nominating and Corporate Governance Committees of our Board of Directors, other than in the capacity of chair, receives an additional annual cash retainer of $5,000 per committee. Independent directors and committee members are generally not eligible to receive fees for attending meetings of our Board of Directors or meetings of committees of our Board of Directors. However, to the extent that our Board of Directors or a particular committee meets in excess of eight times per annum, the independent director or committee members, as applicable, will receive a fee of $1,500 for attending each such meeting of the Board of Directors or meeting of the committee in excess of such threshold. We also reimburse each of our independent directors for his or her travel expenses incurred in connection with attendance at Board of Directors and committee meetings. In 2017, the Compensation Committee and Board of Directors consulted an independent compensation consultant regarding current levels and trends in director compensation at peer and other public companies, including a benchmarking analysis by the consultant, to assess the alignment of the company’s compensation policies with peers and market practice.

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The following table sets forth the compensation earned by each of our independent directors for the year ended December 31, 2017:

	2017 Director Compensation
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(2)(3) ($)	Total ($)
William H. Berkman	11,832	190,002	201,834
Leslie D. Biddle(4)	35,809	190,002	225,811
Alice M. Connell(5)	10,426	—	10,426
Thomas J. DeRosa	6,502	190,002	196,504
Steven J. Gilbert	99,434	190,002	289,436
S. Michael Giliberto	97,547	113,994	211,541
James D. Robinson IV	73,469	113,994	187,463

(1)	The Stock Awards were made in the form of LTIP units that vest pro rata on an annual basis over a period of three years after the date of grant, subject to their continued service as director and acceleration in the event an independent director has a termination of service on account of death or “disability” (as defined in our Equity Incentive Plan). Amounts shown do not reflect compensation actually received by the named director. Instead, the amount shown is the aggregate grant date fair value of LTIP units issued to the director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or FASB ASC Topic 718, which is equal to $19.60 per unit. The assumptions used to calculate the grant date fair value of such awards are set forth under Note 9 of the Notes to the 2017 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	For the annual period beginning May 11, 2017, Ms. Biddle and Messrs. Berkman, DeRosa and Gilbert each elected to receive 100% of their annual base retainer in LTIP units, while Messrs. Giliberto and Robinson each elected to receive their annual base retainer 60% in LTIP units and 40% in cash.

(3)	As of December 31, 2017, Messrs. Berkman and DeRosa each held 17,651 unvested LTIP units, Ms. Biddle held 9,694 unvested LTIP units, Mr. Gilbert held 15,248 unvested LTIP units, Mr. Giliberto held 11,370 unvested LTIP units, and Mr. Robinson held 13,773 unvested LTIP units.

(4)	Ms. Biddle was appointed to the Board of Directors effective March 6, 2017.

(5)	Ms. Connell served as a director until her untimely death on February 24, 2017. Amounts reported in the table above are amounts paid to her for her service to us in 2017 prior to such date.

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CORPORATE GOVERNANCE MATTERS

This section of our Proxy Statement contains information about a variety of our corporate governance policies and practices. We have structured our corporate governance in a manner which we believe closely aligns our interests with those of our stockholders. You are encouraged to visit our website at www.empirestaterealtytrust.com to view or obtain copies of our Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. The information found on, or accessible through, our website is not incorporated into, and does not (including, with respect to sustainability, as noted below) form a part of, this Proxy Statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics by directing your request in writing to Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Additional information relating to the corporate governance of our company is also set forth below and included in other sections of this Proxy Statement.

We are committed to good corporate governance, which strengthens the accountability of our Board of Directors and promotes the long-term interests of our stockholders. The lists below highlight our independent Board and leadership practices and notable stockholder rights, as further discussed in this Proxy Statement.

Independent Board and Leadership Practices	Stockholder Rights

✓ Majority of directors are independent (6 out of 7 current directors)

✓ Lead Independent Director has well-defined responsibilities

✓ All Board committees are composed of independent directors

✓ Board is committed to refreshment and diversity

✓ Company has broad risk oversight practices, including cybersecurity and other critical evolving areas

✓ Independent directors conduct regular executive sessions

✓ Directors maintain open communication and strong working relationships among themselves and regular access to management

✓ Directors conduct annual Board and committee self-assessment process with third party support

✓ Directors adhere to Minimum Share Ownership Guidelines

✓ Frequent stockholder engagement efforts

✓ Mandatory director resignation policy for directors receiving less than a majority of votes cast in uncontested elections

✓ Stockholder proxy access, recently adopted in part in response to investor feedback

✓ All directors elected annually (declassified Board)

✓ Annual, advisory say-on-pay voting

✓ No stockholder rights plan (i.e., no poison pill)

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Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which address significant issues of corporate governance, including among others director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, director self-evaluation, management responsibilities, management succession, annual performance evaluation of management by our Board of Directors, and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our Class A common stock is listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics which applies to our directors, officers and employees and is reviewed and overseen by our Nominating and Corporate Governance Committee. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our directors or executive officers may be made only by our Board of Directors or one of our Board committees. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics that would be required to be disclosed under the rules of the SEC or the NYSE.

Director Independence

Background. Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board of Directors must be independent as required by the listing standards of the NYSE. In addition, our Board of Directors has adopted director independence standards that assist our Board of Directors in making determinations with respect to the independence of directors.

Independence determinations made by our Board of Directors. Our Board of Directors has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which our Board of Directors has knowledge between or among the directors and the company or our management, that each of our directors, other than Anthony E. Malkin, has no material relationship with us (either directly or as a partner, stockholder, director or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards and our director independence standards. No director participated in the final determination of his own independence.

Consideration of Director Candidates

The Nominating and Corporate Governance Committee considers candidates it identifies and properly submitted stockholder recommendations for candidates for membership on our Board of Directors, as described below under “Identifying and evaluating candidates for director” and “Board diversity.” In evaluating such candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience,

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diversity and capability on our Board of Directors and to address the membership criteria set forth below under “Director qualifications.” Any stockholder recommendation for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Directors membership. The recommending stockholder should also submit evidence of the stockholder’s ownership of our shares, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

Director qualifications. Our Corporate Governance Guidelines contain the membership criteria for our Board of Directors. Directors should (a) possess the highest personal and professional ethics and integrity, exercise good business judgment, and be committed to representing the long-term interests of the company and our stockholders, (b) have an inquisitive and objective perspective, practical wisdom and mature judgment, and (c) serve our goal of diversity in professional experience and expertise to provide a range of viewpoints relevant to our business.

Directors must be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively and should be committed to serve on our Board of Directors for an extended period of time. A director who also serves as chief executive officer or holds an equivalent position at another company should not serve on more than two other boards of public companies in addition to our Board of Directors, and other directors should not serve on more than four other boards of public companies in addition to our Board of Directors. Pre-existing positions in excess of these limits may be maintained, unless our Board of Directors determines that doing so would impair the quality of the director’s service to our Board of Directors.

The Nominating and Corporate Governance Committee (a) ensures that any potential nominee is not an employee or agent of, and does not serve on the board of directors or similar managing body of, any of our competitors and (b) determines whether the potential nominee has a material interest in any transaction to which we are a party.

Identifying and evaluating candidates for director. The Nominating and Corporate Governance Committee regularly identifies, reviews and discusses potential new candidates for director who could be valuable assets to our Board and to the company. The Nominating and Corporate Governance Committee considers whether, among other things, such candidates’ backgrounds and experiences would align with the company’s long-term strategy, enhance the Board’s diversity and preserve the dynamic and effective culture that it believes exists in the Board’s current composition. The Nominating and Corporate Governance Committee also takes the results of the Board’s annual self-evaluation into account when considering Board candidates and composition.

The Nominating and Corporate Governance Committee may identify or solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman and Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. At the majority of its in-person meetings, the Nominating and Corporate Governance Committee reviews the Board’s current composition and its on-going list of potential new candidates for director.

The Nominating and Corporate Governance Committee routinely reviews and evaluates the qualifications and background of any director candidate whom it selects or who is proposed in accordance with its charter. In identifying and evaluating director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for its recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Once the Nominating and Corporate Governance Committee has identified candidates, the Board selects nominees to be voted upon by the stockholders.

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Prior to a vote as to whether a potential nominee is recommended to our Board of Directors, each member of the Nominating and Corporate Governance Committee is provided reasonable access to such potential nominee. Such access includes a reasonable opportunity to interview such potential nominee in person or by telephone and to submit questions to such potential candidate. In addition, each potential nominee provides the Nominating and Corporate Governance Committee with a written detailed biography and identifies the committees of our Board of Directors on which the potential nominee would be willing to serve.

Board diversity. Diversity is an important objective at our company and for our Board. We look at diversity in all of its manifestations, including current and past business activities, and our Board represents diversity in age, perspectives and experience, and we value each component as a link to new ideas and constituents.

We are committed to maintain and improve diversity within the limitations of our Board size, as we believe our stockholders benefit from the deep engagement and responsiveness of our seven member Board. We had 100% attendance at each of our Board and committee meetings in 2017 (except one absence by one director from one off-cycle committee meeting). In addition, each director individually conducts a separate conference with our Chairman and Chief Executive Officer and President during each period between quarterly Board meetings.

Our last Board vacancy (upon the death of Alice M. Connell in 2017) was filled by a woman, Leslie D. Biddle. We will continue to look for opportunities to enhance diversity on our Board. Our Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference in selecting director candidates. The Nominating and Corporate Governance Committee will evaluate all proposed director candidates whom it considers or who have been properly recommended to it by stockholders based on the same criteria and in substantially the same manner, without regard to the source of the initial recommendation of the proposed director candidate.

Policy on Majority Voting

Our Board of Directors has adopted a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively “against” his or her election than votes “for” his or her election will, within two weeks following certification of the stockholder vote with respect to such election, submit a written resignation offer to our Board of Directors for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following such certification, make a recommendation to our Board of Directors concerning the acceptance or rejection of the resignation offer. Our Board of Directors will take formal action on the recommendation no later than 90 days following such certification. We will publicly disclose, in a Current Report on Form 8-K or periodic report filed with the SEC, the decision of our Board of Directors, including an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Leadership Structure of Our Board of Directors

Our Board of Directors understands there is no single, generally accepted approach to providing board leadership and does not have a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors. Given the dynamic and competitive environment in which we operate, the Board believes that the appropriate leadership may vary as circumstances warrant and that currently it is in our company’s best interests to have Anthony E. Malkin serve as Chairman of our Board of Directors and Chief Executive Officer, because combining these roles in him promotes effective leadership, taps his depth of knowledge about our company and assets, and provides the clear focus needed to execute our business strategies and objectives.

Except for our Chairman, our Board of Directors consists entirely of independent directors. Further, our Board has appointed Steven J. Gilbert as Lead Independent Director, to assume duties which include chairing executive sessions of the independent directors, reviewing and commenting on Board agendas prior to meetings, facilitating communications, resolving any conflict among directors or between directors and senior management, and consulting with and providing counsel to our Chief Executive Officer as needed or requested.

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Stockholder Outreach

Our Board of Directors and senior management believe that engaging in stockholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach on issues of importance to investors and continually seek to understand better the views of our investors on such issues. Our senior management team engages with our stockholders throughout the year in a variety of forums and discusses, among other things, our business strategy and overall performance, executive compensation program and corporate governance.

Leading up to our 2017 annual stockholders meeting, our Lead Independent Director, the Chairman of the Compensation Committee and/or members of senior management, contacted more than 46 stockholders representing more than 89% of our outstanding Class A common stock regarding matters to be voted on at the meeting, including executive compensation, corporate governance, and related matters of interest to the stockholders. We shared the feedback received during this outreach process with all members of the Board, who discussed it and considered it a point of reference in all actions which followed. For information on some of our subsequent actions, see “— Adoption of Proxy Access,” and “Compensation Discussion and Analysis — Executive Summary — Stockholder Engagement on Executive Compensation.”

Adoption of Proxy Access

As a result of our stockholder engagement efforts described above and our commitment to good corporate governance, in March 2018 we adopted a proxy access bylaw, enabling our eligible stockholders to include their own director nominees in our proxy materials along with candidates nominated by the Board, so long as such stockholder-nominees meet certain requirements, as set forth in our amended bylaws and summarized below.

An eligible stockholder, or eligible group of no more than 20 stockholders, may include director nominees in the company’s proxy materials for our annual meetings of stockholders for a maximum number of director nominees not to exceed 20% of the number of directors then in office. To be eligible, such stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate issued and outstanding shares of common stock of the company continuously for at least the prior three (3) years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the company and that such stockholder or group does not presently have such intent; and

•	provide a notice requesting the inclusion of director nominees in the company’s proxy materials and provide other required information to the company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent (pursuant to the requirements under the rules of the primary stock exchange on which the common stock of the company is listed, the SEC and any publicly disclosed standards used by the Board of Directors, as well as the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the common stock of the company is listed) and meet specified additional criteria. Stockholders will not be entitled to utilize this proxy access right at an annual meeting if the company receives notice through its traditional, advanced-notice bylaw provisions that a stockholder intends to nominate a director at such meeting. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws. See also “Other Matters — Director Nominees (Proxy Access).”

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Our Board of Directors’ Role in Risk Oversight

While risk management is primarily the responsibility of our senior management team, our Board of Directors plays an active role in overseeing management’s processes and controls to address our company’s risks. The committees of our Board of Directors assist the full Board in such risk oversight on the specific matters within the purview of each committee: the Audit Committee on financial risks; the Compensation Committee on risks relating to executive compensation arrangements; the Finance Committee on risks relating to our capital structure and strategies; and the Nominating and Corporate Governance Committee on reputational and corporate governance risks, including potential conflicts of interest and director independence. While each committee assumes certain responsibilities for evaluating certain risks and overseeing management’s plan regarding such risks, the full Board of Directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Our company’s senior management team reports to our Board of Directors on the company’s tenant base, leverage policies, any material litigation, compliance with applicable REIT rules, cybersecurity, and other risk-related matters. Our Chief Information Officer presents a cybersecurity update at each quarterly Audit Committee meeting and cybersecurity is an area reviewed by internal audit testing. In addition, members of our Board of Directors routinely meet with members of senior management in connection with our business generally, matters submitted for review or approval by our Board, and related risks.

In addition to our Board of Directors’ review of risks applicable to our company generally, the Board conducts an annual self-assessment in order to evaluate performance for the purpose of improving Board and committee processes and effectiveness. See “Information About Our Board of Directors and its Committees – Board of Directors and Committee Self-Evaluations.”

We maintain a Disclosure Committee consisting of certain executives and senior employees. Our Disclosure Committee meets at least quarterly and additionally as often as circumstances dictate to ensure the accuracy, completeness and timeliness of our disclosure statements, and to evaluate the effectiveness of the design and operation of our disclosure controls and procedures. The purpose of our Disclosure Committee brings employees from our core business lines together with employees involved in the preparation of our financial statements to consider the information required to be disclosed to the company’s stockholders, the SEC and the investment community. Our Disclosure Committee reports to our Chief Executive Officer and Chief Financial Officer and its findings are shared with the Audit Committee.

Executive Sessions of Independent Directors

The independent members of our Board of Directors meet in executive session after each regularly scheduled meeting of our Board of Directors without the presence of any persons who are part of our management. The executive sessions are chaired by our Lead Independent Director.

Director Attendance at Annual Stockholders Meetings

We encourage each member of our Board of Directors to attend each annual stockholders meeting in person, and all such members did so in 2017, as in prior years.

Audit Committee Financial Experts

Our Board of Directors has determined that each of the members of our Audit Committee, S. Michael Giliberto, Leslie D. Biddle and Thomas J. DeRosa, is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K, and that each of them is “independent” as such term is defined by the applicable rules of the SEC and NYSE.

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Communications with Our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group, or our individual directors by e-mail or regular mail. Any such communication may be made anonymously. All communications by e-mail should be sent to Investor Relations at ir@empirestaterealtytrust.com. Communications sent by regular mail should be sent to the attention of the Board of Directors, the Independent Directors, the Lead Independent Director, any of the Chairs of the Audit Committee, Compensation Committee, Finance Committee, or Nominating and Corporate Governance Committee, in each instance in care of the company’s Chief Financial Officer at the company’s office at 111 West 33rd Street, 12th Floor, New York, New York 10120.

The company’s Chief Financial Officer will review each communication received in accordance with this process to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will then be forwarded to the appropriate member(s) of our Board of Directors. However, we reserve the right to disregard any communication that the company’s Chief Financial Officer determines is unduly hostile, threatening, illegal, unrelated to the company, or otherwise inappropriate.

Whistleblower Policy

Our Audit Committee has adopted procedures for (i) the anonymous and confidential submission by employees or other interested parties of complaints or concerns regarding violations of securities laws or questionable accounting, internal accounting controls or auditing matters, and (ii) the receipt, retention and treatment of employee complaints or concerns regarding such matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so via our hotline at (855) 326-9626, via email at https://reportlineweb.com/empirestaterealtytrust, or in writing to our General Counsel or the Chairman of our Audit Committee, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Any such communication may be made anonymously.

Sustainability

Our Board of Directors encourages and supports our company’s strong focus on social, environmental and governance issues which materially impact our business and are most critical to our stakeholders. Sustainability is a key item of such focus.

The company is committed to integrate portfolio-wide strategies for energy-efficiency. We also have requirements in our buildings for practices to enhance overall building health during construction and to maintain sustainable operations. Our program is structured around quantifiable improvement in these key areas: energy efficiency, water efficiency, healthy work environments for our tenants and employees, recycling, and waste diversion.

Our industry-leading energy efficiency and sustainability work, which we first undertook at the Empire State Building, continues to be implemented throughout our entire portfolio. Because our tenants’ energy usage impacts our overall building performance, we partner with our tenants to drive return-on-investment-based energy efficiency by monitoring our reduction in energy consumption for our buildings and tenants. Our energy efficiency practices not only help save tenants money through reduced direct utility costs, they also create healthy workplace environments. To the extent the energy sources we use produce carbon, there are lower carbon emissions from our comprehensive work.

We completed a groundbreaking deep energy retrofit project at the Empire State Building, which serves as the leading global model demonstrating the business case for deep energy retrofits. All project information is publicly available and open source at www.esbsustainability.com. We developed practices for high performing tenant installations and our Chairman and Chief Executive Officer led the program which made that information available as the Tenant Energy Optimization Program at the Urban Land Institute for which project information is publicly available and open source at https://tenantenergy.uli.org.

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84% of our portfolio measured by square feet is Energy Star Certified. Energy Star-certified buildings meet strict energy performance standards set by the Environmental Protection Agency. They use less energy and are less expensive to operate.

We recycle tenant waste and construction debris throughout our entire portfolio. We utilize a suite of water consumption and waste mitigation practices and devices. We do not participate in The Global ESG Benchmark for Real Assets (GRESB), and we no longer pursue Leadership in Energy and Environmental Design (LEED) certification. We have a fundamental belief that these programs do not promote the core values of our sustainability programs which are built around investment and return-oriented measures of success and measurable benefits to our employees and our tenants. We believe that paying fees to not-for-profits for certifications we believe are of questionable value does not advance sustainability, and in fact in many instances distracts from it.

Our focus is on facts reported clearly, and our innovation in sustainability gives us a competitive edge as we attract and compete to lease space to quality tenants, and thus improve stockholder value.

Our Chairman and Chief Executive Officer speaks nationally and internationally on the subject of energy efficiency in the existing built environment. He is also the Chair of the Real Estate Roundtable’s Sustainability Policy Advisory.

We are also industry leaders and have achieved recognition for our leadership in energy performance, green leasing, purchasing of renewable energy, the Urban Land Institute’s Tenant Energy Optimization Program, and Energy Star for Tenant Spaces. We received the Environmental Protection Agency’s Energy Star Green Power and a Green Lease Leaders Awards.

Our sustainability matrix is included below and other data, information and achievements regarding our sustainability program are available on our website at www.empirestaterealtytrust.com/about-us/sustainability.

Our sustainability priorities, shaped by our Sustainability Committee that includes our Chairman and Chief Executive Officer, other named executive officers, a number of our senior executives, property construction and operations executives, and an outside consultant, have been customized over time and reflect the company’s proactive leadership and commitment to results. We continue to grow our sustainability initiatives based upon innovation and continuous feedback from our tenants and other constituencies.

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SUSTAINABILITY MATRIX

Empire State Building	One Grand Central Place	1400 Broadway	111 West 33rd Street	250 West 57th Street	1333 Broadway	1350 Broadway	1359 Broadway	501 Seventh Avenue	First Stamford Place	MerrittView	10 Bank Street	500 Mamaroneck	Metro Center
Whole Building Energy Retrofit Analysis (Replicate ESB Model)	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Whole Building Energy Retrofit Implementation	✓	✓	✓	✓	✓	✓	✓	✓	✓	Underway	Pending	✓	✓	Pending
Low-e window retrofit	✓	✓	✓	✓	✓	✓	✓	✓	✓					
High Performance Tenant Installation Required per Lease	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Submetering of All New Tenant Spaces	✓	✓	✓	✓	✓	✓	✓	✓	✓					
Utilities Billed by Submetering (as installed)	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Building Management System (BMS) Status														
(i) BMS in place	✓			✓	✓		✓			✓	✓	✓	✓	✓
(ii) No BMS in place						✓ No central HVAC		✓ No central HVAC						
(iii) Partial BMS in place		✓ No central HVAC	✓ No central HVAC						✓					
Energy Star Certification	✓	✓	✓	✓		✓	✓	✓	✓		✓	✓	✓	✓
Indoor Environmental Quality Focus														
(i) Low/No offgassing materials	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
(ii) Regular IEQ Testing and Reporting	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Water Conservation Initiatives	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Waste Management/Recycling														
(i) Construction Debris	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
(ii) Tenant Waste and Recycling	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
(iii) Separate Electronic Recycling	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Green Cleaning Products and Practices	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Green Pest Management Products and Practices	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demand Response/Peak Load Shaving	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sustainability Committee and Tenant Engagement	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Annual & Long Term Sustainability Targets	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Leadership & Sharing	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

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COMPENSATION DISCUSSION AND ANALYSIS

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions. It also provides quantitative and qualitative information about the manner and context in which compensation is awarded to, and earned by, our named executive officers. Finally, it seeks to place such information in perspective by reference to certain market data.

Throughout this Proxy Statement, our Chairman and Chief Executive Officer, Anthony E. Malkin, our President and Chief Operating Officer, John B. Kessler, our Executive Vice President and Chief Financial Officer, David A. Karp, our Executive Vice President, Real Estate, Thomas P. Durels, and our Executive Vice President, General Counsel and Secretary, Thomas N. Keltner, Jr., are referred to as our “named executive officers” or “executives.”

Executive Summary

Executive Compensation Philosophy

Our executive compensation program is intended to align incentives for executives with achievement of our business strategies, to encourage our management to focus on creating growth in value for our stockholders, and to retain our executives. In order to meet these objectives, our executive compensation program is designed to provide:

•	an appropriate link between compensation and the creation of stockholder value by granting compensation through equity awards, including awards tied to absolute and relative total stockholder return;

•	a significant portion of compensation in the form of multi-year performance-based and time-based equity awards designed to attract and retain highly talented executives in a highly competitive market;

•	incentive compensation that places a strong emphasis on financial results, with the flexibility to adjust for operational and individual performance; and

•	balanced incentives that do not promote excessive risk-taking.

Financial, Operational and Stock Performance Highlights

A long-standing principle of our executive compensation program is to link pay to performance. Accordingly, when making compensation decisions, we analyze and assess our financial and stock performance and execution on our strategic and operational initiatives, the success of which may or may not be obvious based upon only a review of financial and stock performance. As set forth below, during 2017, and since our initial public offering (“IPO”) in October 2013, the company has delivered strong financial and stock performance and made significant progress on its long-term strategic goals.

We are a self-administered and self-managed REIT that owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Detail regarding our financial results is presented in our Annual Report on Form 10-K for the period ending December 31, 2017, filed by us with the SEC on February 28, 2018 and provided to you concurrently with this Proxy Statement. We provide the summary financial information in this Proxy Statement solely to assist your review of this Compensation Discussion and Analysis and your evaluation of the compensation of our named executive officers. This summary should not be used as a substitute for the detailed financial information in our 2017 Annual Report on Form 10-K.

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Highlights Since Our IPO

The charts below show our growth during 2014 through 2017 (in thousands of dollars) in core funds from operations (“Core FFO”), net income, cash net operating income (“NOI”), Manhattan re-leasing spreads, and dividends per share:

(1) See page 68 of the company’s Annual Report on Form 10-K for the period ending December 31, 2014 and page 64 of the company’s Annual Report on Form 10-K for the period ending December 31, 2017 for a reconciliation of Core FFO to GAAP measures.

(1) See Appendix A for a reconciliation of Cash NOI to GAAP measures.

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(1) Previous escalated rent per square foot (“PSF”) is adjusted for space re-measurement.

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Performance Relative to Peers

Our company maintains differentiated positioning relative to its peers, in particular the several public REITs primarily focused in the office REIT sector that have their principal offices and much of their portfolio located in New York or similar high barrier markets. The charts below show our performance relative to these select peers in same store cash NOI growth, increases in mark-to-market rents in Manhattan and our net debt to EBITA ratio.

(1) Peer group includes SL Green Realty Corp., Boston Properties, Inc., Paramount Group, Inc. and Vornado Realty Trust.

(1) Reflects new and renewal leases. Peer group includes SL Green Realty Corp., Paramount Group, Inc. and Vornado Realty Trust.

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(1) 2013 based on fourth quarter EBITDA annualized. 2014, 2015, 2016 and 2017 EBITDA are calculated based on trailing twelve months EBITDA. Net debt is as of December 31, 2013, 2014, 2015, 2016 and 2017.

(2) Peer group includes Boston Properties, Inc., Paramount Group, Inc. and SL Green Realty Corp. as of December 31, 2017 for net debt/EBITDA and Boston Properties, Inc., Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust as of December 31, 2017 for net debt/enterprise value.

In addition, the chart below shows cumulative capital expenditures since our IPO, a critical planned aspect of our redevelopment and repositioning strategy, as we near completion of the improvements we planned as part of that strategy from the time of our IPO.

(1) Includes all cumulative capital expenditures since our IPO, excluding tenant improvements and leasing commission costs, which are primarily attributable to the redevelopment and repositioning program conducted at our Manhattan office properties and the Empire State Building Observatory capital project announced in 2017.

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2017 Highlights

In addition to the results shown above, we achieved the following during 2017:

•	Signed 167 leases, representing 1,293,700 rentable square feet across the total portfolio, achieving a 30.8% increase in mark-to-market rent over previously fully escalated rents on new, renewal, and expansion leases; 128 of these leases, representing 865,251 rentable square feet, were within the Manhattan office portfolio (excluding the retail component of these properties) achieving a 35.6% increase in mark-to-market rent on new, renewal and expansion leases over previously fully escalated rents.

•	Signed 12 leases, representing 95,360 rentable square feet within the Manhattan retail portfolio, achieving an 82.7% increase in mark-to-market rent on new, renewal, and expansion leases over previously fully escalated rents.

•	Signed 78 new leases representing 724,390 rentable square feet in 2017 for the Manhattan office portfolio (excluding the retail component of these properties), achieving an increase of 41.4% in mark-to-market rent over expired previously fully escalated rents.

•	Occupancy and leased percentages at December 31, 2017:

•	Total portfolio was 89.6% occupied; including signed leases not commenced (“SLNC”), the total portfolio was 92.2% leased.

•	Manhattan office portfolio (excluding the retail component of these properties) was 89.0% occupied; including SLNC, the Manhattan office portfolio was 92.1% leased.

•	Retail portfolio was 92.0% occupied; including SLNC, the retail portfolio was 93.9% leased.

•	Empire State Building was 93.6% occupied; including SLNC, the Empire State Building was 94.2% leased.

•	Achieved Empire State Building Observatory revenue growth of 1.8% to $127.1 million from $124.8 million in 2016.

•	Amended and restated the company’s $1.1 billion undrawn, unsecured revolving credit facility and $265 million term loan, which extended the revolving credit facility maturity, lowered the borrowing costs and added flexibility to the financial covenants.

•	In the second and third quarters of 2017, refinanced all $336 million of 2017 mortgage maturities with $315 million in new longterm fixed rate mortgages with a lower weighted average interest rate.

•	In December 2017, entered into an agreement to issue and sell an aggregate principal amount of $450 million of senior unsecured notes in a private placement, of which $115 million was sold and purchased in December 2017 and $335 million was sold and purchased in March 2018, the net proceeds of which were used for repayment of 2018 mortgage indebtedness and to maintain cash balances.

•	Recognized lease termination fee income, included in other revenues and fees, of $13.6 million.

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Stock Performance

Our Compensation Committee places considerable emphasis on our total shareholder return (“TSR”) and financial and operational performance in determining our named executive officers’ cash bonuses and equity awards. The graph set forth below is a comparison of the cumulative total stockholder return on our Class A common stock, the Standard & Poor’s 500 Index, the FTSE NAREIT All Equity Index and the FTSE NAREIT Equity REIT Office Index. The graph assumes that $100.00 was invested on October 7, 2013, the date of our IPO, and that dividends were reinvested without the payment of any commissions.

The graph set forth below shows our annual TSR performance since the IPO relative to the indicated indices.

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Chairman and Chief Executive Officer Compensation and Program Highlights

We tie a significant portion of our Chairman and Chief Executive Officer and executive officers’ variable incentive pay to stock price or operational performance metrics that are directly aligned with the company’s short- and long-term business plans, the success of which may or may not be obvious based upon only a review of financial and stock performance. A few noteworthy items relating to our compensation program and our Chairman and Chief Executive Officer’s pay are as follows:

•	Chairman and Chief Executive Officer’s base salary remains unchanged for the third consecutive year (since early 2016)

•	Chairman and Chief Executive Officer’s target cash bonus opportunity remains unchanged for the third consecutive year (since early 2016)

•	Chairman and Chief Executive Officer’s target annual long-term equity incentive compensation opportunity remains unchanged for the third consecutive year (since early 2016)

•	For 2017, 11% of our Chairman and Chief Executive Officer’s pay was delivered in cash and the remaining 89% was delivered in equity

•	Our Compensation Committee has, and continues, to use rigorous performance goals – over three-year performance periods. In order for our executives to receive target pay under our long-term equity incentive compensation program, our total shareholder return must outperform our direct peers (i.e., office REITs), outperform the broader REIT industry, and deliver an 8% compounded, annual total shareholder return to our investors.

•	We have enhanced vesting to encourage executive retention, so that any award which is earned based on the foregoing rigorous total shareholder return goals will vest only 50% upon the conclusion of the three-year performance period and the remaining 50% will vest one year later conditioned upon continuous employment during that time.

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Alignment of Pay with Performance

As shown in the charts below, the total compensation package for our Chairman and Chief Executive Officer and four other named executive officers is based largely on quantifiable performance criteria, centered on the creation of stockholder value. Our Compensation Committee establishes rigorous performance metrics, based on key strategic financial and operational objectives. Further, a significant portion of our named executive officers’ total compensation is in the form of multi-year, performance-based equity awards tied to absolute and relative total stockholder return.

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Stockholder Engagement on Executive Compensation

On-going discussions with stockholders provide an opportunity for us to explain the philosophy and structure of our executive compensation program, clarify aspects that stockholders may not fully understand, and receive feedback from stockholders regarding program design and details, all of which help to guide us in our preparation of this Compensation Discussion and Analysis section of our annual Proxy Statement.

Leading up to our 2017 annual stockholders meeting, we contacted more than 46 stockholders representing more than 89% of our outstanding common stock. Discussions with a number of these stockholders were generally led by the Chairman of our Compensation Committee or Lead Independent Director and, in limited instances, members of senior management. For us, these discussions and the results we received in our 2017 “Say-on-Pay” advisory vote (see “— Say-On-Pay Results” below) were an indication of our stockholders’ support of our executive compensation program. Our Compensation Committee has maintained the same principal elements of such program for setting 2018 compensation.

Several stockholders we contacted expressed a desire for enhanced disclosure in this Compensation Discussion and Analysis section regarding the progression of our executive compensation program since our IPO and the rationale for adjustments. Below are the main topics on our executive compensation program that we reviewed with stockholders in these discussions, as well as our perspective:

Topic	Our Perspective
Companies that comprise our peer group	Our peer group is focused on public REITs in the office sector that have a similar asset focus and principal offices and much of their portfolio located in the highly competitive New York marketplace in which we operate and other similar high barrier markets. For example, our Compensation Committee includes companies like Boston Properties, Inc., SL Green Realty Corp. and Vornado Realty Trust in our peer group, notwithstanding their larger relative size. We are cognizant that, when comparing us to other companies, certain firms make size and market capitalization their primary criteria, which results in the inclusion of companies such as net lease operators, finance companies and suburban market businesses that in our opinion diverge substantially from our true competitive set. More information on how we develop our peer group and use peer data is included below under “— Peer Data.”
Pay level versus peers	To consider appropriate pay levels, our Compensation Committee places strong emphasis on high barrier, high cost urban areas like New York City. Compensation packages in areas like New York City relative to many other markets must take into account higher costs of living, higher tax structures and higher overall market compensation for executives in public and private real estate businesses. In addition to peer REITs, the highly competitive conditions for talent in our New York City marketplace include competition from private real estate enterprises as well as investment banks, hedge funds, private equity firms and law firms. The real estate private equity and investment banking background of our most recent executive officer hire, our President and Chief Operating Officer John B. Kessler, is an example. Our Compensation Committee deems it a competitive risk to our company not to adjust compensation in light of these factors and ensure that we retain our key executives.
Quantitative versus qualitative criteria to assess management performance and compensation	Our Compensation Committee believes that having a balanced approach in assessing performance is optimal, one that relies on specific objective quantifiable achievements, tempered by an element of subjective judgment to account for non-measurable outcomes and changing macro market dynamics beyond the control of the company and its officers. Thus for annual bonus awards, our Compensation Committee does not believe that it would be appropriate to be bound inflexibly to a strict formula. However, for our long-term equity incentive compensation, we do utilize an exclusively objective, formulaic system to determine the amount of performance-based equity earned at the end of a forward-looking three-year period.

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Say-on-Pay Results

Our Compensation Committee regularly considers the voting results of the advisory, non-binding “say-on-pay” vote at our annual stockholders meetings in connection with the discharge of its responsibilities. The structure of our executive compensation program is also a frequent topic of discussion in our on-going stockholder engagement meetings. For the compensation programs for years 2014 through 2015, say-on-pay received approval each year from over 96% of the votes cast by our Class A and Class B common stockholders.

Based upon input from our outside compensation consultant, the 2016 compensation program was adjusted substantially upward, as then required to be more in line with our updated peer group and the competitive landscape for talent within our New York City marketplace. The Compensation Committee believed the adjustment was particularly appropriate for our Chairman and Chief Executive Officer, who had from our inception as a public company in 2013 proposed that his compensation be set and largely maintained well below median until company performance demonstrated success in building shareholder value. Although the upward adjustment in 2016 elicited a proxy advisory firm negative recommendation, our subsequent engagement with our stockholders led to approval from more than 78% of the votes cast by stockholders of our Class A and Class B common stock. Since that 2016 adjustment, there has been no substantial change in base compensation, annual bonus targets or long-term incentive compensation targets for our Chairman and Chief Executive Officer or the other named executive officers —i.e., the 2017 and 2018 compensation programs are materially unchanged from 2016, so the executive compensation program will have run essentially flat for the three years 2016, 2017 and 2018. The Compensation Committee intends to continue to take into account the results of our say-on-pay advisory votes and feedback from stockholders on our executive compensation programs when making future executive compensation decisions.

Say-on-Frequency Results

At our 2014 annual stockholders meeting, a substantial majority of our stockholders (96% of the votes cast by our Class A and Class B common stockholders) voted in favor of our company’s “say-on-frequency” proposal to hold the “say-on-pay” advisory vote every year. In light of this vote, and consistent with our recommendation, our Board of Directors intends to include an advisory vote every year, until say-on-frequency is next subject to a required vote, which is now expected at our 2020 annual stockholders meeting.

Roles of Our Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. It has overall responsibility for monitoring the performance of the company’s executives and evaluating and approving our executive compensation policies and programs. In addition, our Compensation Committee oversees the development, implementation, and administration of our Equity Incentive Plan.

Our Compensation Committee determines all components of our Chief Executive Officer’s compensation. With respect to the other named executive officers, our Compensation Committee seeks input from our Chief Executive Officer and reviews and approves all components of our other named executive officers’ compensation.

Compensation Consultant

Our Compensation Committee has engaged FPL Associates LP (“FPL”), an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPL provides our Compensation Committee with advice concerning the types and levels of compensation to be paid to our named executive officers. In this connection, FPL provides market data on base pay, bonus, and long-term incentive compensation at other REITs.

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Our Compensation Committee requires that its consultant be independent of company management and performs an annual assessment of such independence. It most recently assessed FPL’s independence in February 2018 and confirmed that FPL remains independent and free of any conflict of interest which might affect its work.

Management

Our Chief Executive Officer attends Compensation Committee meetings, provides information as to the individual performance of the other named executive officers, and makes annual recommendations to our Compensation Committee regarding appropriate compensation levels for all named executive officers other than himself. All elements of our named executive officers’ compensation must be approved by our Compensation Committee, and our Chief Executive Officer is not present during portions of our Compensation Committee’s discussions with respect to his compensation.

Goal Setting and Performance Evaluation Process

The Compensation Committee’s oversight of compensation for our named executive officers, including the Chairman and Chief Executive Officer, uses a three-step process: (i) establishment of corporate goals and individual objectives, (ii) evaluation and review process and (iii) determination of compensation.

Establishment of Corporate Goals and Individual Objectives

At the beginning of each year, our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee regarding the company’s target corporate goals and individual objectives for himself and the other named executive officers. The target corporate goals are reviewed with the Compensation Committee through a multi-month process that begins in the Fall with management’s preparation of a zero-based “bottoms-up” budget for the following year. The budget is prepared with input from each of our property managers and undergoes numerous reviews by management and our named executive officers, including our Chairman and Chief Executive Officer. The result of the budget process is the formation of a corporate model by which we measure our performance during the year.

With input from our Chairman and Chief Executive Officer, the Compensation Committee reviews the financial and operational assumptions that underlie the corporate model to test its rigor and alignment with our strategies and market conditions. The target corporate goals used in our named executive officers’ annual incentive cash bonus targets are identical to the corresponding targets in our corporate model.

The Chairman and Chief Executive Officer works with each other named executive officer to establish annual individual objectives which align with the overall goals of the company. The individual goals relate to specific strategic, organizational, portfolio and/or operational objectives. The Compensation Committee believes that individual accountability and strong individual performance should lead to overall strong company performance, for which the Committee wants to hold the senior leadership team accountable.

Evaluation and Review Process

Our executive compensation determinations include an evaluation and performance review process that measures each named executive officer’s performance against his objectives for that year. The process includes both a mid-year and a full-year evaluation. These evaluations and performance reviews are an essential part of the process by which the Compensation Committee determines overall executive compensation.

In the case of our Chairman and Chief Executive Officer, he first provides the Lead Independent Director and Chairman of the Compensation Committee with a report on his own performance as compared to the objectives established for him. The Chairman of the Compensation Committee then prepares a written evaluation that includes input from individuals familiar with the Chairman and Chief Executive Officer’s performance and achievements, including interviews with the Lead Independent Director and the other members of the Board. The Compensation Committee reviews this written evaluation in executive session, while also considering additional factors, including prior years’ compensation trends, prior years’ company performance and the relative level of rigor and complexity of the Chairman and Chief Executive Officer’s tasks resulting from the competitive marketplace in which we operate.

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As part of the year-end evaluation process, our Chairman and Chief Executive Officer prepares evaluations of all the other named executive officers, which are then presented to the Compensation Committee for discussion. Based on the evaluations, the Chairman and Chief Executive Officer, after the end of the calendar year, recommends compensation packages for each other named executive officer.

Determination of Compensation

After reviewing the named executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the full Board, the Compensation Committee makes its final determinations with respect to compensation over the course of several meetings in the first quarter of the following year. The Compensation Committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered while also attracting and retaining highly talented executives in our competitive industry and metropolitan area, motivating our named executive officers to achieve exceptional corporate results and aligning their interests with those of our stockholders.

Benchmarking Process

In developing our executive compensation programs, our Compensation Committee commissions an annual compensation benchmarking analysis to ensure that our programs are competitive with those of other similar publicly traded REITs, including consideration of the cost of attracting and retaining talented executives in the New York City marketplace.

Peer Data

Our company has few public REIT direct business competitors, particularly when factoring our geographic focus in the metropolitan New York City marketplace. In order to allow for a robust examination of market practices, the Compensation Committee, in consultation with FPL, strives to develop a peer group that best reflects the characteristics noted in the table below.

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Guiding Principles for Empire State Realty Trust’s Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•   Start with New York City office-focused REITs with substantial portfolios in New York City

•   Expand to other high barrier to entry market office-focused REITs

Consider Size to ensure companies are similar in scope
Consider other Business Characteristics that distinguish the complexity of the particular business (e.g., operating the Empire State Building Observatory)
Questions Addressed in Developing an Effective Peer Group
Who are key performance comparators?	• Against whom is Empire State Realty Trust competing for tenants? • Against whom is Empire State Realty Trust competing for investors? • Which companies have similar market demands and influences?
Who are closest competitors for talent?

•   Which companies might logically try to recruit our executives?

•   If our company had to replace externally a member of its executive team, from which companies might it recruit to attract executives with similar capabilities?

Who are the peers from an external perspective?

•   Whom do key analysts name as peers?

•   Who cites Empire State Realty Trust as a peer?

•   Who are other REITs classified within the FTSE NAREIT Equity REIT Office Index that best fit the characteristics noted above?

The peer group developed initially in 2016 included the following 12 public REITs primarily focused in the office REIT sector, with several having their principal offices and much of their portfolio located in New York or similar high-barrier, high-cost cities. The Compensation Committee evaluates the members of our peer group each year to ensure that they continue to be appropriate and to determine whether other companies should be added, with the goal of maintaining as much consistency as possible for purposes of analyzing pay between years. With the exception of one public REIT that was acquired, following such evaluation each year, the peer group did not change in 2017 or 2018.

Boston Properties, Inc.	Hudson Pacific Properties, Inc.
Columbia Property Trust, Inc.	Kilroy Realty Corporation
Corporate Office Properties Trust	Paramount Group, Inc.
Cousins Properties Incorporated	Piedmont Office Realty Trust, Inc.
Douglas Emmett, Inc.	SL Green Realty Corp.
Highwoods Properties, Inc.	Vornado Realty Trust

At the time FPL conducted its analysis of executive compensation during the third quarter of 2017, our company size ranked among this peer group at approximately the following relative percentiles across the categories below:

•	UPREIT (Equity) Market Capitalization: 58th percentile

•	Total Capitalization: 42nd percentile

•	Number of Employees: 83rd percentile

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After our peer group has been confirmed, FPL provides market data and practices of the peer group for our Compensation Committee to consider, as well as information on executive compensation trends and developments generally. Specifically, FPL provides information regarding the design and levels of compensation paid by our peers and overall counsel to determine the appropriate incentive design for our company. Such compensation data for peers is analyzed by our Compensation Committee with the assistance of FPL to set a suitable and competitive compensation package in the context of the New York City marketplace in which we operate and the competitive conditions for the talent pool in that market. The resulting compensation is intended to serve the company’s requirements in both recruitment and retention of key qualified executives and to motivate our executive officers to achieve our corporate goals and increase value for our stockholders.

Further, an executive’s target compensation is not mechanically set at a particular percentage of the peer group. Rather, our Compensation Committee also takes into account the executive’s role and experience, and the competitive factors needed to retain and incentivize such executive.

Overall, FPL determined that our executive compensation programs, as structured, are appropriate to retain valued executives and remain competitive amongst our peers. Based upon its entire review with advice and data from FPL, our Compensation Committee believes the value and design of our executive compensation program is appropriate for a company of our size, structure, business, and market.

Compensation Practices

We have adopted many leading market best practices with respect to our compensation practices. A number of those practices are set forth below.

What we do....	What we don’t do....

✓ We pay for performance, and our compensation programs are designed to have direct alignment with total stockholder return; salaries comprise a relatively modest portion of each named executive’s overall compensation opportunity

✓ We use multiple performance metrics and various performance periods in granting equity awards, which mitigates compensation-related risk

✓ We have implemented a clawback policy that allows for the recovery of previously paid executive compensation

✓ We have “double-trigger” change of control benefits

✓ We have robust stock ownership guidelines for our named executive officers and directors

✓ We have a conservative compensation risk profile, as our compensation structure does not encourage excessive or inappropriate risk taking

✓ We align the interests of our stockholders and executive officers by granting long-term equity awards that vest based on both achievement of TSR targets and continued services over time

✓ We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors

✗ We do not provide tax gross-ups

✗ We do not have single-trigger change of control benefits

✗ We do not allow hedging; our Compensation Committee must approve any pledge of company stock by executives and other key employees

✗ We do not encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance metric and do not have guaranteed minimum or uncapped payouts

✗ We would not allow repricing of stock options unless with stockholder consent (at this time, we have not granted stock options at all)

✗ We do not allow perquisites for our named executive officers, with the exception of very limited perquisites for our Chairman and Chief Executive Officer structured with specific business purposes

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Compensation Program

The compensation provided to our named executive officers typically consists of base salary, annual incentive bonus, long-term equity incentive compensation, and other benefits, if applicable, each of which is described in more detail below. In formulating base salary, annual bonus and long-term equity incentive compensation, we start by looking at our peer group as a reference, then focus more specifically on those peer companies which operate in our highly competitive marketplace of New York City. We also consider each individual’s sustained performance, contribution, experience, expertise, and specific role within our company.

Base Salaries for 2016 - 2018

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by our Compensation Committee and may be adjusted to match more closely competitive market levels or to recognize an executive’s professional growth, development, and increased responsibility.

After input from our independent compensation consultant, FPL, in early 2016 the Compensation Committee adjusted base salaries for our named executive officers to be more in line with our updated peer group and the competitive landscape for talent within our New York City marketplace. Consistent with the link between compensation and the creation of stockholder value, the 2016 compensation increases were determined by our Compensation Committee at a time when our company had achieved among the strongest 3-year performance records of all office REITs. In addition, the Compensation Committee believed the adjustment was particularly appropriate for our Chairman and Chief Executive Officer, who had from our inception as a public company in 2013 proposed that his compensation be set and largely maintained well below median until company performance demonstrated success in building shareholder value. As reflected in the chart below, our Compensation Committee determined after an annual review of competitive market data in early 2017, and again in early 2018, not to further modify annual base salaries for our named executive officers from the levels set in early 2016.

	Base Salary ($)
Named Executive Officer	2016	2017	2018	% Change
Anthony E. Malkin	810,000	810,000	810,000	0.0%
John B. Kessler	700,000	700,000	700,000	0.0%
David A. Karp	650,000	650,000	650,000	0.0%
Thomas P. Durels	650,000	650,000	650,000	0.0%
Thomas N. Keltner, Jr.	625,000	625,000	625,000	0.0%

Annual Incentive Bonus Payments for 2017

We provide annual bonuses to incentivize our named executive officers to achieve key short-term corporate strategic milestones, to motivate certain desired individual behaviors, and to reward substantial achievement of these corporate objectives and individual goals. Target annual bonuses are set at a percentage of the named executive officer’s annual base salary.

Upon the recommendation of FPL, our Compensation Committee set 2017 annual bonus opportunities that contained a threshold, target, and maximum level as set forth below:

Named Executive Officer	Threshold	Target	Maximum
Anthony E. Malkin	75%	150%	225%
John B. Kessler	50%	100%	150%
David A. Karp	37.5%	75%	112.5%
Thomas P. Durels	37.5%	75%	112.5%
Thomas N. Keltner, Jr.	25%	50%	75%

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The Compensation Committee determined that actual 2017 annual bonus amounts would be paid based upon achievement of corporate, individual and, with respect to Mr. Durels in view of his role in managing a critical business unit, certain portfolio and operational objectives. As discussed above in “— Goal Setting and Performance Evaluation Process,” our Compensation Committee established rigorous quantifiable corporate and operational objectives in setting the aggressive goals in the tables below, and it reserved the ability to include a subjective element of judgment to adjust the formula result if appropriate based on identified non-quantitative factors. The mix of goals with respect to each named executive officer was as follows:

	Cash Bonus Performance Dimension
Named Executive Officer	Corporate	Portfolio and Operational	Individual
Anthony E. Malkin	75%	—	25%
John B. Kessler	75%	—	25%
David A. Karp	60%	—	40%
Thomas P. Durels	40%	40%	20%
Thomas N. Keltner, Jr.	50%	—	50%

The equally weighted target corporate goals for 2017 related to: (a) Core FFO per share, (b) same-store NOI growth, (c) property operating margin, and (d) general and administrative (“G&A”) expenses as a percentage of revenue. The target portfolio and operational objectives with respect to Mr. Durels related to: (i) tenant quality; (ii) occupancy at year end; (iii) leasing; (iv) weighted average starting rents; (v) tenant improvements; and (vi) actual capital expenditure compared to budget amounts.

The tables below summarize 2017 performance against each of the target corporate goals and the significance of each performance metric for purposes of determining executive compensation:

Corporate Goal #1: Core FFO per Share
Target	2017 Result	% of Target Achieved
$0.93	$0.96	103%

Target: The 2017 target for Corporate Goal #1 was for the company to achieve Core FFO per fully diluted share of $0.93.

Performance: Actual Core FFO per fully diluted share in 2017 was $0.96, which was above the established target level. Contributing to our exceeding target performance was higher other income, lower general and administrative expenses, and lower interest expense.

Why is this metric important? FFO is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate. The company uses “Core FFO”, which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the company over a given time period to that of other companies and other time periods in a consistent manner. Excluded items include deferred tax asset write-off associated with a change in tax rates and loss on early extinguishment of debt. The company believes that Core FFO is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of company performance and may significantly impact the trading price of our common stock and, therefore, may significantly impact total stockholder return.

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Corporate Goal #2: Same Store Cash NOI Growth, excluding the Observatory
Target	2017 Result	% of Target Achieved
5.6%	8.9%	159%

Target: The 2017 target for Corporate Goal #2 was for the company to achieve year-over-year same store Cash NOI growth, excluding the Observatory at the Empire State Building, of 5.6%.

Performance: Actual year-over-year same store Cash NOI growth, excluding the Observatory, was 8.9%, which was above the established target level and higher than prior year growth of 7.5%. Contributing to our exceeding target performance was higher other income.

Why is this metric important? Same store Cash NOI growth, excluding the Observatory, is a key internal performance metric that measures growth in our existing real estate portfolio and compares year-over-year improvements in our property operations as a result of increases in cash rental income and our ability to manage property operating expenses.

Corporate Goal #3: Property Operating Margin
Target	2017 Result	% of Target Achieved
52.5%	52.9%	101%

Target: The 2017 target for Corporate Goal #3 was for the company to achieve a property operating margin of 52.5%.

Performance: Actual property operating margin was 52.9%, which was above the established target level. Contributing to our exceeding target performance was higher other income and lower property operating expenses.

Why is this metric important? Property operating margin is a key internal performance metric that measures the percentage of our property operating expenses to our property revenues. Property operating margin measures our ability to manage property operating expenses or increase revenues at a greater rate than changes in our property operating expenses.

Corporate Goal #4: G&A Expenses as a Percentage of Revenues
Target	2017 Result	% of Target Achieved
7.5%	7.1%	106%

Target: The 2017 target for Corporate Goal #4 was for the company to achieve general and administrative expenses as a percentage of revenues of 7.5%.

Performance: Our actual performance achieved a lower level of general and administrative expenses as a percentage of revenues. Actual general and administrative expenses as a percentage of revenues were 7.1%, less than the established target level of 7.5% (stated differently, at 106% achievement of target). This result was also lower than the prior year result of 7.2%. Contributing to our exceeding target performance were higher revenues, deferred incentive compensation expense, and lower information technology costs. Without the 2017 compensation expense deferral, we would have achieved 103% of the established target level.

Why is this metric important? General and administrative expenses as a percent of revenue is a key internal performance metric that measures our general and administrative expenses as a percentage of total revenues. It measures our ability to manage our general and administrative expenses.

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In its series of early 2018 discussions to determine 2017 cash bonus awards, our Compensation Committee noted the company’s performance in the following areas during 2017:

•	outperformance in the above quantitative criteria, especially same-store NOI growth that far exceeded a challenging hurdle,

•	record-setting leasing volume in 2017, with strong execution and leasing results, consistent with the company’s strategy to lease to new, better credit quality tenants at higher rents,

•	further progress on the company’s four long-term growth drivers: upside from signed lease not commenced; lease-ups of developed vacant office space; mark-to-market and lease-up of available office space; and mark-to-market and lease-up of available retail space,

•	active revenue management through ticket price increases, dynamic pricing, mix improvement and new visitor offerings, along with expense management, in the operation of the Observatory at the Empire State Building; and

•	refinancing activities that: (i) extended weighted average maturities and created well laddered debt maturities, with only one $250 million maturity remaining before 2022, (ii) expanded lender relationships and (iii) enhanced cash balances, leaving the company well positioned with liquidity and capacity for redevelopment and external growth opportunities.

Our Compensation Committee also reviewed the primary personal objectives for each named executive officer in 2017 and achievement against those objectives, as set forth in the chart below:

Named Executive Officer	Objectives/Accomplishments
Anthony E. Malkin	Mr. Malkin continued to guide the company’s ongoing execution of our multi-year business plan, which has yielded strong cumulative financial and operating results, and positioned our company for long term growth. In real estate operations during 2017, the company achieved record leasing volumes and peer leading leasing spreads. In addition, Empire State Building Observatory revenues increased by 1.8% to a record level in spite of reduced visitors, and the announced project to upgrade the Observatory visitor experience made significant progress. Under Mr. Malkin’s guidance, our balance sheet was strengthened with the completion of a series of financings. Throughout the year, Mr. Malkin was actively engaged with major stockholders and other market participants to communicate our differentiated strategy focused on internal growth, redevelopment of our infill portfolio and low leverage. Mr. Malkin continues to lead the effort on external growth which has involved ongoing discussions and sourcing efforts. Finally, Mr. Malkin continued to lead strong sustainability initiatives across our portfolio and in our industry at large. The Compensation Committee determined that his performance exceeded his objectives.
John B. Kessler	Mr. Kessler executed the company’s operational strategy during the year. He is the senior company representative in our investor coverage efforts throughout the year; enhanced our relationships with investors, analysts and other market participants; and participated in a variety of industry investor conferences and analyst events. He also coordinated our efforts to underwrite potential growth opportunities. He provided oversight to all of our capital markets transactions during the year. He successfully managed and enhanced performance of various operational areas including human resources and information technology and led improvements in cross-departmental communication and engagement. In all of his activities, he provides significant operating leverage to Mr. Malkin in the day to day operation of the company. The Compensation Committee determined that his performance exceeded his objectives.

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Named Executive Officer	Objectives/Accomplishments
David A. Karp	Mr. Karp serves as Chief Financial Officer and is responsible for the company’s timely and accurate financial reporting, balance sheet management, capital markets activities and investor relations. During 2017, Mr. Karp led our efforts to refinance a series of mortgage maturities totaling $336 million. He also modified and extended our revolving credit facility and achieved significant improvements to our operational flexibility and also was in charge of our successful direct placement of $450 million of unsecured notes in a private placement with four insurance company lenders. In addition, he expanded the research coverage of our company in 2017. He successfully increased quantity of quality interaction with existing investors, potential investors and research analysts. Mr. Karp is responsible for our non-deal related investor roadshows throughout the year and participated in a variety of industry investor conferences and analyst events. The Compensation Committee determined that his performance exceeded his objectives.
Thomas P. Durels	Mr. Durels is responsible for all of our real estate operating activities, including leasing, property operations and capital improvements. For 2017, the leasing team exceeded its aggressive leasing goals, as it completed nearly 1.3 million square feet in transactions, an annual record for the company since our IPO, and achieved very attractive leasing spreads. He drove property operations which delivered strong service to tenants and remained within budget. With respect to capital projects, he presided over the completion of over 100 tenant space projects and made significant progress on the announced Observatory upgrade and project work to support Broadcast operations. Total capital projects completed exceeded $100 million during the year. He also supervised the expansion of the capital projects team over the course of the year. The Compensation Committee determined that his performance exceeded objectives.
Thomas N. Keltner, Jr.	Mr. Keltner serves as General Counsel and provided guidance and legal expertise with respect to all of our activities. He oversees all of our internal legal and risk management processes. He managed our ongoing litigation and arbitration matters and successfully defended our treatment of transfer taxes payable at the time of our IPO in an audit which commenced in 2015 and was favorably resolved in 2017. He has effectively managed the onboarding and ongoing development of our Deputy General Counsel and build-out of our in-house legal team to support our activities with more internal expertise to enable us to reduce our reliance on external legal resources and save costs. He provided strong support for all Board related activities, which included proxy-related shareholder outreach and governance matters. The Compensation Committee determined that his performance exceeded his objectives.

The Compensation Committee also considered a number of related factors, including: (i) the scope of the officer’s responsibilities within our company and in relation to comparable officers at various companies within our peer group; (ii) the experience of the officer within our industry and at our company; (iii) a review of historical compensation information for the individual officer; (iv) a determination of the compensation needed to motivate and retain that individual; (v) the recommendations of the Chief Executive Officer with respect to the executive officers other than himself; and (vi) data regarding compensation paid to officers with comparable titles, positions or responsibilities at our peer companies (see “— Benchmarking Process” above).

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Based upon the company’s substantial outperformance of the 2017 corporate criteria (and, for Mr. Durels, performance against the portfolio and operational objectives), a detailed review of each executive’s individual performance for the year as referenced in the chart above, as well as the related factors noted above, our Compensation Committee approved payment of the following 2017 cash bonus awards for Messrs. Malkin, Kessler, Karp, Durels, and Keltner: $1,822,500, $1,050,000, $731,250, $731,250 and $468,750, respectively.

Bonus Election Program

In early 2017, our Compensation Committee determined to reinforce the alignment of our executive officers’ interests with that of stockholders by designing a new bonus election program, under which named executive officers could elect to receive their annual incentive bonus in any combination of (i) cash or vested LTIPs at the face amount of such bonus or (ii) time-vesting LTIPs which would vest over three years, subject to continued employment, at 125% of such face amount. The chart below shows the face amount of the annual incentive bonus awarded to each named executive officer for 2017 as well as the cash and equity components elected by each:

Named Executive Officer	Face Amount of Bonus Award ($)	Amount of Award Received in Cash at Face Amount ($)	Portion of Award Elected to be Received in Vested LTIPs at Face Amount ($)	Portion of Award Elected to be Received in Unvested 3-Year Time-Based LTIPs at 125% of Face Amount ($)
Anthony E. Malkin	1,822,500	—	—	2,278,125
John B. Kessler	1,050,000	787,500	262,500	—
David A. Karp	731,250	548,438	182,812	—
Thomas P. Durels	731,250	—	—	914,062
Thomas N. Keltner, Jr.	468,750	—	—	585,937

Long-Term Equity Incentive Compensation

General

Our Compensation Committee believes that a substantial portion of each named executive officer’s compensation should be in the form of long-term equity incentive compensation. Equity incentive awards align management’s interests more closely with those of our stockholders and encourage management to create stockholder value over the long term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Long-term equity incentive compensation is granted in the form of LTIP units, representing a class of partnership interests in our operating partnership, or shares of restricted Class A common stock. Each grant is formulated as a dollar amount when approved, based on peer benchmarks, competitive conditions, and the criteria and goals discussed herein. In accordance with the applicable approval, such dollar amount is converted into units or shares, which for 2017 was based on the grant date fair value calculated under ASC Topic 718 in accord with accepted accounting practices. For a description of such fair value calculation, see Note 9 to our 2017 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. For a description of LTIP units, see “LTIP Units” below. In connection with these awards, our executives elect whether to receive LTIP units or shares of restricted Class A common stock. To date, all of our executives have chosen LTIP units.

In order to maximize retention and enhance the achievement of goals for our company, our Compensation Committee has determined to structure our long-term incentive awards with both (a) awards subject to multiple components of performance-based vesting and (b) awards subject to time-based vesting. For our company, the long-term equity incentive award has consistently each year been allocated 50% (based on target amounts) in the

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form of time-based vesting awards and the balance in the form of performance-based vesting awards, in order to provide (i) an appropriate alignment of interests with stockholders, (ii) motivation to focus on multi-year stockholder value creation, and (iii) retention of our highly talented executives.

The time-based awards vest 25% per year over four years on each anniversary of a specified date proximate to the grant date, subject to continued employment by the executive officer. Distributions with respect to these time-based LTIP units, both vested and unvested, will be paid as and when distributions are paid with respect to our partnership units.

The performance-based awards vest based on the company’s absolute and relative annualized TSR over a three-year performance period. Such awards, to the extent earned at the end of such three-year performance period, will vest 50% at the end of such period and 50% on the first anniversary of the end of such period, subject to continued employment by the executive officer.

The annualized TSR is calculated based on the annualized appreciation in the company’s Class A common stock price from the beginning of the performance period to the 20-trading-day trailing average closing Class A common stock price at the end of the performance period, plus the amount of dividends per share paid over the performance period.

Distributions with respect to the performance-based LTIP units granted in 2016 and thereafter are paid to the extent of 10% of the distributions paid with respect to our operating partnership units, and the 90% balance will be accrued and paid in full if and when such LTIP units are earned at the end of the performance period. Distributions with respect to the performance-based LTIP units granted before 2016 are paid to the extent of all distributions paid with respect to our operating partnership units.

2017 Long Term Equity Incentive Compensation Awards and Criteria

Based on the recommendation of FPL, our Compensation Committee set 2017 target long-term equity incentive compensation amounts for our named executive officers as shown below. These targets were chosen in relation to FPL’s benchmarking study of the company’s peer group, particularly the subset of our peers operating in the New York City market, based on (i) achieving an appropriate balance between cash and equity as it relates to total remuneration and (ii) arriving at a level of total remuneration which, when combined with the level of base salary and annual incentive bonus, remains at a market competitive level to attract and retain our key executives.

Such long-term equity incentive awards were allocated 50% (based on target amounts) in the form of time-based vesting awards to vest 25% on each anniversary of the first day of 2017 and the balance in the form of performance-based vesting awards for the performance period January 1, 2017 to December 31, 2019.

Allocation of 2017 Long Term Equity Incentive Compensation subject to Time-Based Vesting:

Dollar Value of LTIP Award Opportunities Granted in 2017 – Time Based
Executive	Target ($)
Anthony E. Malkin	2,733,750
John B. Kessler	1,262,500
David A. Karp	796,250
Thomas P. Durels	1,181,250
Thomas N. Keltner, Jr.	448,438

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Allocation of 2017 Long Term Equity Incentive Compensation subject to Performance-Based Vesting:

	Dollar Value of LTIP Award Opportunities Granted in 2017 – Performance Based
Executive	Threshold ($)	Target ($)	Maximum ($)
Anthony E. Malkin	1,311,188	2,733,750	3,948,750
John B. Kessler	631,056	1,262,500	1,893,750
David A. Karp	402,188	796,250	1,277,656
Thomas P. Durels	596,652	1,181,250	1,895,425
Thomas N. Keltner, Jr.	241,805	448,438	615,503

The metrics for performance-based awards granted in 2017 are: (a) 25% based on the absolute annualized TSR performance of the shares of Class A common stock, (b) 50% based on relative annualized TSR compared to the FTSE NAREIT Equity REIT Office Index, and (c) 25% based on relative annualized TSR compared to the MSCI US REIT Index, all as described below. The long-term incentive awards were granted to our named executive officers in February 2017, at the dollar amounts shown in the two charts above, covering the three-year performance period from January 1, 2017 through December 31, 2019, with the following pre-established quantitative performance metrics and potential payout levels:

Performance Level (1)(3)
% of Award	Metric	Threshold	Target	Maximum
50%	Relative TSR to the FTSE NAREIT Equity REIT Office Index	-250 bps	+50 bps	+450 bps
25%	Relative TSR to the MSCI US REIT Index	-300 bps	+100 bps	+600 bps
25%	Absolute Company TSR(2)	4%	8%	12%

(1)	Results between Threshold and Target or between Target and Maximum are based on linear interpolation. Performance below Threshold earns 0% and above Maximum is capped at the maximum level.

(2)	Absolute Company TSR represents the compounded annual return of an investment in common shares of the company over the performance period, with the ending share prices being the average of the last 20 trading days of the performance period.

(3)	Relative performance is stated as basis points above or below index performance. A basis point (bp) equals one-one hundredth of a percent. 100 bps equals 1.0%.

2018 Compensation Decisions

Based on the recommendation of FPL, our Compensation Committee has determined to maintain the same structure and goals for our 2018 compensation program. In addition to retaining the same base salaries, the Compensation Committee determined to set target annual incentive bonus amounts at the same level as 2017, and the amount of long-term incentive compensation awards at the same level as 2017. These pay levels and targets were chosen in relation to FPL’s benchmarking study of the company’s peer group, including based on (i) achieving an appropriate balance between cash and equity as it relates to total remuneration and (ii) arriving at a level of total remuneration which, when combined with the level of base salary and cash bonus, remains at a market competitive level to attract and retain our key executives.

Other Compensation Policies and Practices

LTIP Units

Pursuant to our Equity Incentive Plan, we have issued LTIP units, as a form of equity-based award for long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they would not be entitled to any distributions upon the liquidation of our operating partnership. However, over time the LTIP units can become entitled to a

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share of liquidating distributions from our operating partnership until the LTIP units are on a one-for-one parity with operating partnership units. LTIP units are designed to offer key employees a long-term incentive that in the long-term will become comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of Class A common stock reserved under our Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis.

With the exception of performance-based LTIP units granted in 2016 and thereafter, all LTIP units issued in connection with annual equity awards, whether vested or not, receive the same per unit distributions as operating partnership units, which equal per share dividends (both regular and special) on our common stock. Performance based LTIP units granted in 2016 and thereafter receive 10% of such distributions currently, unless and until such LTIP units are earned based on performance, at which time they will receive the accrued and unpaid 90% and will commence receiving 100% of such distributions. No dividend is paid initially with respect to performance-based restricted stock. Instead, the dividend amount is accrued and paid in full if and when such shares are earned at the end of the performance period.

The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with operating partnership units, but can achieve such parity over time upon the occurrence of specified events. The capital account associated with an LTIP unit when it is initially issued is zero. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of operating partnership units. Upon equalization of the capital accounts of the holders of LTIP units with other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions.

Following a two year holding period, holders of vested LTIP units that have achieved such parity will have the right to convert their vested LTIP units into an equal number of operating partnership units or to require our operating partnership to redeem their vested LTIP units for an equal number of shares of Class A common stock of the company or, at the company’s option, an amount of cash equal to the value of such shares. Unless and until such parity is reached, the value that an executive will realize in a liquidation for a given number of vested LTIP units is less than the value of an equal number of operating partnership units. Events that allow such revaluation of our operating partnership’s assets under the partnership agreement and applicable federal tax regulations generally include: (1) the issuance by the company of our Class A common stock, (2) the issuance by our operating partnership of common or other operating partnership units, (3) significant repurchases of common stock for cash, and (4) the redemption by the company of common operating partnership units for cash or other property.

Our Compensation Committee believes that allowing executives to choose to receive equity-based awards in the form of LTIP units (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives (see “Minimum Share Ownership Guidelines for Executive Officers and Directors” below), (3) has no adverse impact in the form of dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, (5) further aligns the interests of executives with the interests of stockholders and (6) because LTIP units are offered by many of our peers, enables the company to remain competitive with our peers in recruiting and retaining talented executives. Based on these considerations, we offer certain eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their performance-based and time-based long-term equity compensation awards.

Employment Agreement and Change in Control Severance Agreements

We entered into an employment agreement with Anthony E. Malkin effective October 7, 2013. His employment agreement provides for salary, target bonus, equity awards, and other benefits, including severance benefits upon qualifying terminations of employment. For more information, see “Compensation of Our Executive Officers — Employment Agreement.”

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In addition, we entered into change in control severance agreements with Messrs. Kessler, Karp, Durels and Keltner. These agreements provide for severance and other benefits, including acceleration of vesting of outstanding equity awards, upon qualifying terminations of employment following a change in control. For more information, see “Compensation of Our Executive Officers — Change in Control Severance Agreements.”

Employee Benefits

We have a 401(k) Retirement Plan (our “401(k) Plan”) to cover eligible employees of the company and any designated affiliate. Our 401(k) Plan permits an eligible employee to defer a percentage of eligible annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”). The employee’s elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We match up to $1,250 of employee contributions in cash in order to encourage employee participation. We do not provide our named executive officers with a supplemental pension or any other retirement or nonqualified deferred compensation benefits, other than the 401(k) Plan benefits provided generally to our employees.

Perquisites and Other Personal Benefits

We provide Mr. Malkin a car and a full-time driver, with a value up to $156,800 per year, as adjusted for consumer price index (“CPI”). This allows him to use his time efficiently during his travel. The cost to the company in 2017 was $98,870 for the driver’s salary and bonus and $20,443 for car-related expenses.

Clawback Policy

We have adopted a formal clawback policy, which allows us to recoup compensation paid to an officer covered by the policy if the related financial results are subsequently restated as described below. The policy covers all of our current and former executive officers as well as certain other specified officers. Pursuant to this policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then our Compensation Committee may require an employee covered by the policy who was engaged in fraud, willful misconduct, or intentional illegal conduct which materially contributed to the need for such restatement to repay or forfeit to the company “excess compensation.” Excess compensation includes annual cash bonus and long term incentive compensation in any form (including restricted stock and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that our Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements.

Our Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging our Securities

Our employees are prohibited from engaging in a transaction meant to hedge or minimize losses in our securities, including engaging in transactions in puts, calls or other derivatives on our securities, or short-selling our securities.

Executive officers and certain employees owning more than $1,000,000 of our securities are prohibited from pledging our securities as collateral for a loan unless such pledging is approved by our Compensation Committee.

Minimum Share Ownership Guidelines for Executive Officers and Directors

We have adopted minimum stock ownership guidelines that require each executive officer to maintain ownership of a minimum number of shares of our common stock (including awarded operating partnership units and LTIP units) having a market value equal to or greater than a multiple (ten times, in the case of our Chief Executive

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Officer, and five times, in the case of all other executive officers) of such executive officer’s base salary. Each executive officer must achieve the minimum equity investment within five years from the later of the date of the completion of our IPO (for executive officers in place at that time) and the date of such officer’s appointment (for subsequently appointed executive officers).

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including awarded operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the later of the date of the completion of our IPO (for directors in place at that time) and the date of such director’s election to our Board of Directors (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Tax Gross – Up Payments

We do not provide any “golden parachute” tax gross-up payments to our named executive officers. According to their employment agreements, if any payments or benefits to be paid or provided to any of our named executive officers would be subject to “golden parachute” excise taxes under Section 4999 of the Code, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

Tax Implications – Deductibility of Executive Compensation

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility compensation of more than $1.0 million paid to any “covered employee” unless certain exceptions are met, primarily relating to “performance-based compensation.” Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the recently-enacted Tax Cuts and Jobs Act made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

We are continuing to assess the impact of Section 162(m) of the Code on our compensation arrangements; however, we believe that, because we intend to maintain our qualification as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. In addition, substantially all of the services rendered by our executive officers are performed on behalf of the operating partnership, of which we are the sole general partner (or its subsidiaries, including one or more of our taxable REIT subsidiaries). The Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the REIT’s operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent, however, that compensation paid to our executive officers becomes subject to and does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.

Risk Considerations in our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.

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Compensation Committee Report

The following Compensation Committee report to stockholders shall not, in accordance with the rules of the SEC, be incorporated by reference into any of our future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by our Compensation Committee

James D. Robinson IV (Chair)

Steven J. Gilbert

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, Mr. Robinson and Mr. Gilbert served as members of our Compensation Committee. No member of our Compensation Committee is a current or former officer or employee of the company or any of its subsidiaries. None of our named executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

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COMPENSATION OF OUR EXECUTIVE OFFICERS

2017 Summary Compensation Table

The following summary compensation table sets forth information concerning the total compensation paid, earned or awarded regarding our named executive officers for the company’s fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
Anthony E. Malkin Chairman of the Board and Chief Executive Officer	2017	810,000	1,822,500	(1)	6,549,981	(2)	120,563	(3)(4)	9,303,044
	2016	810,000	1,822,500		6,545,109		118,016		9,295,625
	2015	550,000	1,237,500		1,621,644		99,553		3,508,697
John B. Kessler President and Chief Operating Officer	2017	700,000	1,050,000	(1)	3,096,826	(2)	1,250	(4)	4,848,076
	2016	700,000	1,050,000		2,786,583		1,250		4,537,833
	2015	474,520	787,500		1,174,866		1,250		2,438,136
David A. Karp Executive Vice President and Chief Financial Officer	2017	650,000	731,250	(1)	2,037,781	(2)	1,250	(4)	3,420,281
	2016	650,000	731,250		2,033,881		1,250		3,416,381
	2015	489,250	587,100		653,023		1,250		1,730,623
Thomas P. Durels Executive Vice President, Real Estate	2017	650,000	731,250	(1)	3,023,075	(2)	1,250	(4)	4,405,575
	2016	650,000	731,250		3,033,881		8,225		4,423,356
	2015	489,250	587,100		653,023		8,166		1,737,539
Thomas N. Keltner, Jr. Executive Vice President, General Counsel and Secretary	2017	625,000	468,750	(1)	1,041,080	(2)	1,250	(4)	2,136,080
	2016	625,000	468,750		925,276		1,250		2,020,276
	2015	463,500	312,863		451,043		1,250		1,228,656

(1)	Named executive officers were given the option to receive all or a portion of their 2017 annual incentive bonus (paid in 2018) either in cash or all or part of such cash for an equivalent number of LTIP units (or at 125% of the cash amount received, if the recipient agreed to defer vesting of such LTIP units over a three-year period). The amounts indicated represent the face amount of such grants. For more detail on these elections, see “Compensation Discussion and Analysis — Compensation Program — Annual Incentive Bonus Payments for 2017 — Bonus Election Program.”

(2)	These amounts reflect the aggregate grant date fair value of LTIP unit awards granted on March 17, 2017 to each of the named executive officers in accordance with ASC Topic 718 disregarding estimated forfeitures and assuming the probable outcome of the performance metrics for performance-based LTIP units. The probable outcome of the performance metrics is maximum achievement of such metrics. A discussion of the assumptions used in calculating these fair values can be found in Note 9 to our 2017 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Also, see the 2017 Grants of Plan-Based Awards Table contained in this Proxy Statement for more information regarding the assigned values and grant date fair values of the time-based and performance-based LTIP units granted to each named executive officer in 2017. For more information about the performance goals, see “Compensation Discussion and Analysis — Compensation Program — Annual Incentive Bonus Payments for 2017.”

(3)	We provide Mr. Malkin a car and a full-time driver. The amount reported includes the cost to the company for the car and driver for 2017, which was $98,870 for the driver’s salary and bonus and $20,443 for car-related expenses.

(4)	Includes a matching contribution in our 401(k) Plan of $1,250 in 2017.

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2017 Grants of Plan-Based Awards

The following table discloses the number of plan-based awards granted in 2017 to our named executive officers and the grant date fair value of these awards.

	Grant Date	Estimated Future Payouts under Equity Incentive Plan: Number of Performance-Based Shares of Stock or Units (1)			All Other Stock Awards: Number of Time-Based Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock or Units(3) ($)
Name		Threshold (#)	Target (#)	Maximum (#)
Anthony E. Malkin	3/17/17	—	—	—	133,353	2,597,716

	3/17/17	116,654	243,216	351,625	—	3,952,265
John B. Kessler	3/17/17	—	—	—	61,585	1,199,676

	3/17/17	56,597	113,228	170,148	—	1,897,150
David A. Karp	3/17/17	—	—	—	38,841	756,623

	3/17/17	36,696	72,650	116,894	—	1,281,158
Thomas P. Durels	3/17/17	—	—	—	57,621	1,122,457

	3/17/17	54,439	107,778	173,414	—	1,900,617
Thomas N. Keltner, Jr.	3/17/17	—	—	—	21,875	426,125

	3/17/17	21,100	39,130	53,661		614,955

(1)	Represents performance-based LTIP units granted pursuant to our Equity Incentive Plan based on threshold, target and maximum amounts. Performance-based LTIP units may range from the vesting of no performance-based LTIP units to the vesting of the maximum amount of performance-based LTIP units, as shown above. Within such range, an interpolated amount would be applied if results fall between such threshold, target and maximum measures. Performance-based LTIP units granted on March 17, 2017 will be earned based on the company’s absolute and relative annualized TSR over a three-year performance period that commenced on January 1, 2017. The earned performance-based LTIP units will then vest 50% on January 1, 2020, the end of the three year performance period, and 50% on January 1, 2021, conditioned on continued employment. For more information about the performance criteria, see “Compensation Discussion and Analysis — Compensation Program — Annual Incentive Bonus Payments for 2017.”

(2)	Represents time-based LTIP units granted to each named executive officer pursuant to our Equity Incentive Plan. These time-based LTIP units vest 25% on each of the first four anniversaries of January 1, 2017, in each case subject to continued employment.

(3)	The amounts included in this column represent the grant date fair value of the LTIP units computed in accordance with ASC Topic 718 and are based upon performance-based LTIP units with a per unit amount of $11.24, $11.15, $10.96, $10.96 and $11.46 for Messrs. Malkin, Kessler, Karp, Durels and Keltner, respectively, and $19.48 per unit for the time-based LTIP units for Messrs. Malkin, Kessler, Karp, Durels and Keltner. A discussion of the assumptions used in calculating these values can be found in Note 9 to our 2017 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

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2017 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2017.

	Stock Awards
Name	Number of Time-based Shares or Units That Have Not Vested(1) (#)	Market Value of Time-based Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Performance-based Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance-based Shares, Units or Other Rights That Have Not Vested(2) ($)
Anthony E. Malkin	323,174	6,634,762	531,462	10,910,915
John B. Kessler	137,942	2,831,949	224,440	4,607,743
David A. Karp	95,808	1,966,938	161,895	3,323,700
Thomas P. Durels	177,401	3,642,043	180,546	3,706,618
Thomas N. Keltner, Jr.	53,887	1,106,300	77,111	1,583,089

(1)	LTIP units granted to our named executive officers (i) on January 17, 2014 (excluding Mr. Kessler) that vest 25% on January 1 of 2015, 2016, 2017 and 2018, (ii) on February 1, 2015 (for Mr. Kessler only) that vest 25% on February 1 of 2016, 2017, 2018 and 2019, (iii) on February 18, 2015 that vest 25% on January 1 of 2016, 2017, 2018 and 2019, (iv) on February 29, 2016 that vest 25% on January 1 of 2017, 2018, 2019 and 2020, (v) on February 29, 2016 (for Mr. Durels only) that vest 30% on February 28, 2019, 30% on February 29, 2020, and 40% on February 28, 2021 and (vi) on March 17, 2017 that vest 25% on January 1, 2018, 2019, 2020 and 2021, all subject to continued employment.

(2)	Calculated assuming that the value of an LTIP unit on December 29, 2017 (the last business day of the fiscal year) was equal to the $20.53 price of a share of our Class A common stock on such date.

(3)	LTIP units granted to our named executive officers (i) on February 1, 2015, for Mr. Kessler only, that are estimated earned at 32.7% of such award based on our company’s absolute and relative annualized TSR over a three-year performance period commencing on February 1, 2015, that vested 50% on February 1 of 2018 and will vest as to the remaining 50% on February 1, 2019, (ii) on February 18, 2015, that were earned at 54.4% of such award based on our company’s absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2015, that vested 50% on January 1 of 2018 and will vest as to the remaining 50% on January 1, 2019, (iii) on February 29, 2016, that are estimated earned based on our company’s absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2016, assuming between 55.4% - 64.9% are granted based on results as of December 31, 2017, and then vest 50% ratably on January 1 of 2019 and 2020, and (iv) on March 17, 2017, that are estimated earned based on our company’s absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2017, assuming between 33.0% - 39.7% are granted based on results as of December 31, 2017, and then vest 50% ratably on January 1 of 2020 and 2021. For more information about the performance criteria, see “Compensation Discussion and Analysis — Compensation Program — Annual Incentive Bonus Payments for 2017.”

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2017 Option Exercises and Stock or Units Vested

The following table sets forth certain information regarding LTIP units that vested in 2017 for the named executive officers.

	Stock or Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Anthony E. Malkin	124,696	2,517,612
John B. Kessler	29,246	589,962
David A. Karp	61,466	1,256,411
Thomas P. Durels	129,063	2,659,049
Thomas N. Keltner, Jr.	77,465	1,598,048

(1)	Represents the aggregate number of LTIP units that vested in 2017.

(2)	The value realized on vesting of the LTIP units is the product of (a) the closing price on the New York Stock Exchange of a shares of Class A common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions, if any.

Employment Agreement

On April 5, 2016, we entered into an amended and restated written employment agreement with Anthony E. Malkin. The employment agreement has an initial term of three years from the date of the IPO, and provides for up to two automatic one-year extensions thereafter (the second of which has occurred), unless either party provides at least 60 days’ notice of non-renewal prior to the expiration of the then current term. The employment agreement requires Mr. Malkin to devote a majority of his business time and attention to the performance of his duties under the employment agreement.

Mr. Malkin’s employment agreement provides for:

•	an annual base salary subject to review and increase on an annual basis in the discretion of our Compensation Committee (Mr. Malkin’s base salary was increased to $810,000 in 2016 by our Compensation Committee and has remained at the same level for 2017 and 2018);

•	eligibility for annual cash performance bonuses with a target bonus equal to 200% of Mr. Malkin’s annual base salary, based on the satisfaction of company and individual performance criteria established by our Compensation Committee;

•	participation in our long-term incentive program, including grants under our Equity Incentive Plan, with the amount of awards granted to Mr. Malkin under our Equity Incentive Plan to be no less than that granted to other senior executives and be reasonable in light of the contributions made or expected to be made by Mr. Malkin for the period for which such grant is made;

•	participation in all of our benefit plans and entitlement to receive benefits and perquisites at a level no less favorable than those provided to our other senior executives;

•	a company-owned or leased automobile and a driver with a value of up to $156,800 per year (as adjusted for CPI); and

•	administrative assistance and office space for Mr. Malkin, and services reasonably acceptable to him, so long as Mr. Malkin is providing services to us in any capacity.

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The consequences of a termination of employment of Mr. Malkin pursuant to his employment agreement and equity award agreements are as follows:

Termination Without Cause or for Good Reason (not Following a Change in Control)

Upon a termination of employment by us without “cause” (other than due to death or “disability”) or by Mr. Malkin for “good reason” (each as defined in the employment agreement), subject to Mr. Malkin’s and the company’s execution of a mutual release of claims in the form provided for in the employment agreement, Mr. Malkin will be entitled to:

•	annual base salary and other benefits earned but unpaid prior to the date of termination;

•	earned but unpaid annual bonus for the prior fiscal year;

•	a lump sum amount equal to two times the sum of Mr. Malkin’s then-current annual base salary plus the average annual bonus paid to Mr. Malkin over the three most-recently completed fiscal years;

•	a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), to be paid at the end of the performance period;

•	subject to Mr. Malkin’s election of COBRA coverage under the company’s group health plan, for up to 18 months following his termination, a monthly payment equal to the difference between the monthly COBRA premium cost and the premium cost to Mr. Malkin as if he continued to be our employee;

•	equity awards subject to time-based vesting immediately vest in full;

•	pro-rated vesting of equity awards subject to performance-based vesting to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of termination; and

•	stock options will remain exercisable for three years following the termination, but in no event later than their expiration.

Termination Without Cause or for Good Reason Following a Change in Control

Upon a termination of employment by us without “cause” (other than due to death or “disability”) or by Mr. Malkin for “good reason” within two years following a “change in control” (as defined in our Equity Incentive Plan), subject to Mr. Malkin’s and the company’s execution of a mutual release of claims in the form provided for in the employment agreement, Mr. Malkin will be entitled to:

•	annual base salary and other benefits earned but unpaid prior to the date of termination;

•	earned but unpaid annual bonus for the prior fiscal year;

•	a lump sum amount equal to three times the sum of Mr. Malkin’s then-current annual base salary plus the average annual bonus paid to Mr. Malkin over the three most-recently completed fiscal years;

•	a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), to be paid at the end of the performance period;

•	subject to Mr. Malkin’s election of COBRA coverage under the company’s group health plan, for up to 18 months following his termination, a monthly payment equal to the difference between the monthly COBRA premium cost and the premium cost to Mr. Malkin as if he continued to be our employee;

•	equity awards subject to time-based vesting immediately vest in full;

•	equity awards subject to performance-based vesting will vest to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of termination; and

•	stock options will remain exercisable for three years following the termination, but in no event later than their expiration.

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Termination Due to Death or Disability

Upon Mr. Malkin’s termination due to his death or “disability,” subject to Mr. Malkin’s (or his estate’s) and the company’s execution of a mutual release of claims in the form provided for in the employment agreement, Mr. Malkin, or his estate, will be entitled to:

•	annual base salary and other benefits earned but unpaid prior to the date of termination;

•	earned but unpaid annual bonus for the prior fiscal year;

•	a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), to be paid at the end of the performance period;

•	equity awards subject to time-based vesting immediately vest in full;

•	pro-rated vesting of equity awards subject to performance-based vesting to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of death or disability; and

•	stock options will remain exercisable for three years following the termination, but in no event later than their expiration.

Termination Due to Retirement

Pursuant to the terms of Mr. Malkin’s equity award agreements, upon the executive’s resignation following the later of (x) the executive’s 60th birthday and (y) the executive’s completing ten years of service (including service with our predecessors), he will be entitled to:

•	equity awards subject to time-based vesting immediately vest in full; and

•	pro-rated vesting of equity awards subject to performance-based vesting to the extent the underlying performance requirements have been met based on performance from the commencement of the performance period through the date of retirement.

Resignation (not for Good Reason) or Non-Renewal

Upon a termination of employment by Mr. Malkin for any reason other than “good reason,” or by notice by him or us of non-renewal of the employment agreement, Mr. Malkin will be entitled to:

•	annual base salary and other benefits earned but unpaid prior to the date of termination; and

•	subject to Mr. Malkin’s and our company’s execution of a mutual release of claims, any earned but unpaid annual bonus for the prior fiscal year.

Termination for Cause

Upon a termination of employment by us for “cause,” Mr. Malkin will be entitled only to annual base salary and other benefits earned but unpaid prior to the date of termination.

Parachute Payments

In the event that any amount payable to Mr. Malkin is determined to be an subject to the excise tax under Section 4999 of the Code, such amount will be reduced to one dollar less than the threshold amount that would trigger an excise tax under Section 4999 of the Code, unless that reduction would result in Mr. Malkin receiving a lesser net after-tax amount.

Although the employment agreement requires Mr. Malkin to devote a majority of his business time and attention to the performance of his duties under the employment agreement, Mr. Malkin may (i) serve on the board of one or more business corporations identified by Mr. Malkin with the consent of our Board of Directors (such consent not to be unreasonably withheld), (ii) participate in charitable, civic, educational, professional, community or industry affairs, and (iii) manage his and his family’s personal investments (including the excluded properties

60    2018 Proxy Statement

and excluded businesses (as defined under “Certain Relationships and Related Transactions — Excluded Properties and Businesses”)), including providing services to or maintaining a family office for purposes of managing such investments, provided that (x) the activities set out in clauses (i), (ii), and (iii) shall be limited by Mr. Malkin so as not to interfere materially, individually or in the aggregate, with the performance of his duties and responsibilities under his employment agreement or create a potential business or fiduciary conflict and (y) with respect to the activities set out in clause (iii), such activities shall be limited to non-controlling investments to the extent such investments are office or retail real estate properties located in New York County, New York, Fairfield County, Connecticut, Westchester County, New York, and any other geographic area in which we invest in such properties.

The employment agreement contains standard confidentiality and mutual non-disparagement provisions, which will apply indefinitely, and non-competition, no-hire and non-solicitation provisions, which will apply during the term of the employment agreement and will continue for a period of one year following the termination of Mr. Malkin’s employment.

The employment agreement provides that until the later of the date on which (i) Mr. Malkin is no longer serving as our Chief Executive Officer and (ii) Mr. Malkin and his affiliates no longer hold on a consolidated basis at least (x) 50% of the amount of our Class A common stock, Class B common stock and operating partnership units in our operating partnership which was held by Mr. Malkin and his affiliates as of the date of the closing of the consolidation and (y) 10% of the voting power of our outstanding common stock voting together as a single class, our Board of Directors shall cause Mr. Malkin to be nominated for re-election to our Board of Directors at the expiration of the then current term. Unless Mr. Malkin has resigned as a director, for so long as the foregoing ownership thresholds are met, this obligation shall survive beyond the expiration of the term of Mr. Malkin’s employment agreement and the termination of Mr. Malkin’s employment for any reason other than for “cause” unless prohibited by legal or regulatory requirements. Failure of our Board of Directors to nominate Mr. Malkin for election to our Board of Directors, the failure of Mr. Malkin to be elected or re-elected, or his removal as a member of our Board of Directors constitute “good reason” under the employment agreement.

All disputes, except equitable enforcement of restrictive covenants, under the employment agreement will be resolved by arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. in New York City. We have agreed to pay all costs of the arbitration except, if applicable, Mr. Malkin’s petitioner’s filing fee. If an arbitrator determines that Mr. Malkin has prevailed on the issues in dispute in the arbitration, we will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, which Mr. Malkin incurs in such arbitration.

Change in Control Severance Agreements

On April 5, 2016, we entered into amended and restated written change in control severance agreements with Messrs. Karp, Durels and Keltner, and on February 1, 2015, we entered into a written change in control severance agreement with Mr. Kessler substantially similar to the change in control severance agreements with Messrs. Karp, Durels and Keltner. Each of the change in control severance agreements will terminate two years after the date of any written notice of termination from us to the applicable executive officer; provided, that if a “change in control” (as defined in our Equity Incentive Plan) occurs while the agreement is still operative, any written notice to the executive officer terminating the agreement will not be effective prior to the second anniversary of the “change in control.”

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The consequences of a termination of employment of any such executive pursuant to his change in control severance agreement and equity award agreements are as follows:

Termination Without Cause or for Good Reason Following a Change in Control

Upon a termination of employment by us without “cause” (other than due to death or “disability”) or by the executive officer for “good reason” (each as defined in the change in control severance agreements), within two years following a “change in control,” subject to the executive officer’s execution of a release of claims, the executive officer will be entitled to:

•	annual base salary and other benefits earned but unpaid;

•	earned but unpaid annual bonus for the prior fiscal year;

•	an amount equal to two times the sum of the executive officer’s then-current annual base salary plus the average bonus earned over the three most-recently completed fiscal years;

•	a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), and paid at the end of the performance period;

•	subject to the executive officer’s election of COBRA coverage under the company’s group health plan, for up to 18 months, a monthly payment equal to the difference between the monthly COBRA premium cost and the premium cost to the executive officer as if he continued to be our employee;

•	equity awards subject to time-based vesting immediately vest in full; and

•	equity awards subject to performance-based vesting will vest based on performance from commencement of the performance period through the date of termination (i) on a pro-rated basis, if the termination occurs before the performance period ends and (ii) in full, if the termination occurs after the performance period ends.

Termination Due to Death or Disability Following a Change in Control

In the event of the applicable executive officer’s death or “disability” within two years following a change in control, the executive officer will be entitled to his accrued and unpaid annual base salary and other benefits, as well as any earned but unpaid annual bonus for the prior fiscal year. In addition, pursuant to the terms of the executives’ equity award agreements:

•	equity awards subject to time-based vesting immediately vest in full; and

•	equity awards subject to performance-based vesting will, to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of death or disability, vest (i) on a pro-rated basis, if the termination occurs before the performance period and (ii) in full, if the termination occurs after the performance period ends.

Resignation (not for Good Reason, Following a Change in Control)

Upon a termination by the executive officer for any reason other than “good reason,” the executive officer will be entitled to his accrued and unpaid annual base salary and other benefits, as well as any earned but unpaid annual bonus for the prior fiscal year.

Termination Without Cause or for Good Reason (not Following a Change in Control)

Pursuant to the terms of the executives’ equity award agreements, upon a termination of employment by us for any reason other than “cause” or the executive’s resignation for “good reason,” the executive officer will be entitled to:

•	equity awards subject to time-based vesting immediately vest in full; and

•	equity awards subject to performance-based vesting will, to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of termination, vest (i) on a pro-rated basis, if the termination occurs before the performance period ends and (ii) in full, if the termination occurs after the performance period ends.

62    2018 Proxy Statement

Termination Due to Retirement (Whether or not Following a Change in Control)

Pursuant to the terms of the executives’ equity award agreements, upon the executive’s resignation following the later of (x) the executive’s 60th birthday and (y) the executive completing ten years of service (including service with our predecessors), the executive officer will be entitled to:

•	equity awards subject to time-based vesting immediately vest in full; and

•	equity awards subject to performance-based vesting will, to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through the date of retirement, vest (i) on a pro-rated basis, if the termination occurs before the performance period ends, and (ii) in full, if the termination occurs after the performance period ends.

Parachute Payments

In the event that any amount payable to an executive officer would be subject to the excise tax under Section 4999 of the Code, such amount will be reduced to one dollar less than the threshold amount that would trigger an excise tax under Section 4999 of the Code, unless that reduction would result in the executive receiving a lesser net after-tax amount.

The change in control severance agreements also contain standard confidentiality and mutual non-disparagement provisions, which will apply indefinitely, and non-competition, no-hire and non-solicitation provisions, which apply during the term of the agreements and will continue for one year following termination of employment, except that Mr. Kessler’s non-compete restriction will continue for six months following the termination of his employment and his no-hire and non-solicitation restrictions will continue for 24 months following the termination of his employment.

All disputes, except equitable enforcement of restrictive covenants, under the change in control severance agreements will be resolved by arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. in New York City. We have agreed to pay all costs of the arbitration except, if applicable, the executive officer’s petitioner’s filing fee. If an arbitrator determines that the applicable executive officer has prevailed on the issues in dispute in the arbitration, we will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, which the executive officer incurs in such arbitration.

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Potential Payments Upon Termination

As set forth above in “— Employment Agreement” and “— Change in Control Severance Agreements,” our named executive officers will be entitled to certain compensation and benefits in the event of termination of employment. Assuming a termination of employment and change in control (if applicable) occurred on December 31, 2017 and a price per share of our common stock on the date of termination of $20.53, the amount of compensation that would have been payable to each named executive officer in each situation is listed in the table below.

Benefits and Payments Upon Termination	Severance ($)	Cash Bonus(1) ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units(2) ($)	Unvested Performance- Based LTIP Units(3) ($)	Total ($)
Anthony E. Malkin
Involuntary Termination Without Cause or Resignation for Good Reason	4,597,500	1,822,500	30,970	6,634,762	6,895,525	19,981,257
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	6,896,250	1,822,500	30,970	6,634,762	10,910,915	26,295,397
Death or Disability	—	1,822,500	—	6,634,762	6,895,525	15,352,787
Termination For Cause	—	—	—	—	—	—
Resignation or Non-Renewal of Employment Contract	—	1,822,500	—	—	—	1,822,500
Retirement	—	—	—	—	—	—

Benefits and Payments Upon Termination	Severance ($)	Cash Bonus(1) ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units(2) ($)	Unvested Performance- Based LTIP Units(3) ($)	Total ($)
John B. Kessler
Involuntary Termination Without Cause or Resignation for Good Reason	—	—	—	2,831,949	2,807,372	5,639,321
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	3,237,500	1,050,000	32,339	2,831,949	2,807,372	9,959,160
Death or Disability	—	—	—	2,831,949	2,807,372	5,639,321
Termination For Cause	—	—	—	—	—	—
Resignation or Non-Renewal of Change in Control Contract	—	—	—	—	—	—
Retirement	—	—	—	—	—	—

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Benefits and Payments Upon Termination	Severance ($)	Cash Bonus(1) ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units(2) ($)	Unvested Performance- Based LTIP Units(3) ($)	Total ($)
David A. Karp
Involuntary Termination Without Cause or Resignation for Good Reason	—	—	—	1,966,938	2,103,760	4,070,698
Involuntary Termination Not for Cause or Resignation for Good Reason Following Change in Control	2,528,900	731,250	18,469	1,966,938	2,103,760	7,349,317
Death or Disability	—	—	—	1,966,938	2,103,760	4,070,698
For Cause Termination	—	—	—	—	—	—
Resignation or Non-Renewal of Change in Control Contract	—	—	—	—	—	—
Retirement	—	—	—	—	—	—

Benefits and Payments Upon Termination	Severance ($)	Cash Bonus(1) ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units(2) ($)	Unvested Performance- Based LTIP Units(3) ($)	Total ($)
Thomas P. Durels
Involuntary Termination Without Cause or Resignation for Good Reason	—	—	—	3,642,043	2,231,399	5,873,442
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	2,528,900	731,250	32,339	3,642,043	2,231,399	9,165,931
Death or Disability	—	—	—	3,642,043	2,231,399	5,873,442
For Cause Termination	—	—	—	—	—	—
Resignation or Non-Renewal of Change in Control Contract	—	—	—	—	—	—
Retirement	—	—	—	—	—	—

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Benefits and Payments Upon Termination	Severance ($)	Cash Bonus(1) ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units(2) ($)	Unvested Performance- Based LTIP Units(3) ($)	Total ($)
Thomas N. Keltner, Jr.
Involuntary Termination Without Cause or Resignation for Good Reason	—	—	—	1,106,300	959,228	2,065,528
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	1,965,138	468,750	21,091	1,106,300	959,228	4,520,507
Death or Disability	—	—	—	1,106,300	959,228	2,065,528
For Cause Termination	—	—	—	—	—	—
Resignation or Non-Renewal of Change in Control Contract	—	—	—	—	—	—
Retirement(4)	—	—	—	1,106,300	959,228	2,065,528

(1)	For purposes of this table, the amount of the cash bonus component of severance equals the face amount of the annual incentive bonus awarded to each named executive officer with respect to 2017 (paid in 2018). For more detail on bonus elections, see “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Incentive Cash Bonus Payments for 2017 — Bonus Election Program.”

(2)	Calculated assuming that the value of an LTIP unit on December 29, 2017 (the last business day of the fiscal year) was equal to the $20.53 value of a share of our Class A common stock on such date.

(3)	Calculated based on the number of LTIP units that would have been earned at December 31, 2017 assuming that the value of each such LTIP unit was equal to the $20.53 value of a share of our Class A common stock on December 29, 2017.

(4)	Pursuant to grant and change in control agreements, the vesting is accelerated on retirement for an executive who has then met certain time of performance and age qualifications. Mr. Keltner is the only executive officer who has met such qualifications to date.

Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. We determined our median employee, as of October 1, 2017, based on total cash compensation of each of our then active 807 employees (excluding the Chief Executive Officer), comprised of 237 managers and professionals and 570 members covered by collective bargaining agreements who are typically focused on the operations and maintenance of our properties. In determining the median employee, we annualized total cash compensation for permanent employees who worked less than a full year, but not for temporary or part-time workers including seasonal employees. The annual total compensation for 2017 of our median employee, an elevator operator at the Empire State Building Observatory, was $59,433, calculated in accordance with SEC rules. As disclosed in the Summary Compensation Table appearing on page 55, our Chief Executive Officer’s annual total compensation for 2017 was $9,303,044. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 157 to 1. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 8, 2018, regarding the beneficial ownership of shares of our common stock and units of partnership interest in Empire State Realty OP, L.P. by:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days after March 8, 2018 (unless otherwise noted).

On March 8, 2018, there were:

•	163,306,305 shares of our common stock outstanding, 162,201,577 of which represent Class A common stock, 56,567 of which represent restricted Class A common stock, and 1,048,161 of which represent Class B common stock (each of which may be exchanged on a one-for-one basis for shares of our Class A common stock);

•	137,234,254 operating partnership units of our operating partnership outstanding, consisting of: (i) 86,424,271 Series PR operating partnership units, 32,928,204 Series ES operating partnership units, 8,793,259 Series 60 operating partnership units, and 4,336,961 Series 250 operating partnership units, each of which may be exchanged for cash, or at our option, shares of Class A common stock on a one-for-one basis; and (ii) 4,751,559 LTIP units issued pursuant to our Equity Incentive Plan, each of which, upon the satisfaction of certain conditions, is convertible into operating partnership units of our operating partnership.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

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	Common Stock (Class A and Class B)					Common Stock and Operating Partnership Units
Name	Number of Shares of Common Stock Beneficially Owned		Percent of All Shares of Common Stock (Economic Interest)		Percent of All Shares of Common Stock (Voting Interest)(1)	Number of Shares of Common Stock and Operating Partnership Units Beneficially Owned(2)	Percentage of All Shares of Common Stock and Operating Partnership Units(2)
Anthony E. Malkin(3)	703,347		*		15.1%	32,427,555	11.0%
William H. Berkman	25,000		*		*	48,806	**
Leslie D. Biddle	—		*		*	—	**
Thomas J. DeRosa	—		*		*	23,806	**
Steven J. Gilbert	20,000		*		*	42,604	**
S. Michael Giliberto	3,500		*		*	26,104	**
James D. Robinson IV	—		*		*	6,902	**
David A. Karp	1,000		*		*	203,744	**
John B. Kessler	—		*		*	110,853	**
Thomas P. Durels	2,407		*		*	538,781	**
Thomas N. Keltner, Jr.(4)	—		*		*	722,619	**
All directors and executive officers as a group (11 persons)	755,254		*		15.5%	34,151,774	11.5%
5% or Greater Owners
Quark Holding LLC(5)	29,610,854		18.80%	(5)	9.90%	29,610,854	10.0%
The Vanguard Group, Inc.(6)	22,886,971	(6)	14.42%	(6)	10.66%	22,886,971
Cohen & Steers, Inc.(7)	20,523,736	(7)	12.94%	(7)	9.56%	20,523,736
Vanguard Specialized Funds—Vanguard REIT Index Fund(8)	9,021,428	(8)	5.68%	(8)	4.20%	9,021,428
BlackRock Inc..(9)	8,307,553	(9)	5.20%	(9)	3.87%	8,307,553
Daiwa Asset Management Co. Ltd.(10)	8,221,178	(10)	5.20%	(10)	3.83%	8,221,178

*	Represents less than 1% of the number of shares of Class A common stock and Class B common stock outstanding.

**	Represents less than 1% of the number of shares of Class A common stock, Class B common stock and operating partnership units, including vested LTIP units outstanding.

(1)	For purposes of this column, ownership of each share of Class B common stock is treated as 50 shares of Class A common stock. Holders of Class B common stock are entitled to fifty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of Class B common stock so voted. Holders of Class A common stock and Class B common stock vote together as a single class on the matters to be considered at the Annual Stockholders Meeting, and their votes are counted and totaled together. The percentages shown in this column are based on 214,666,194 votes, the aggregate number of votes that may be cast by our common stockholders.

(2)

Includes all vested LTIP units, which may be convertible into operating partnership units after certain conditions have been met. The LTIP units shown in the table are the vested amounts from totals previously awarded, which otherwise remain subject to time or performance based vesting conditions as follows: (i) Anthony E. Malkin: 164,423 vested time-based LTIP units (from a total of 614,685 time-based LTIP units awarded) and 53,738 vested performance-based LTIP units (from a total of 1,083,266 performance-based LTIP units awarded); (ii) William H. Berkman: 23,806 vested time-based LTIP units (from a total of 41,457 time-based LTIP units awarded); (iii) Leslie D. Biddle: 0 vested time-based LTIP units (from a total of 9,694 time-based LTIP units awarded); (iv) Thomas J. DeRosa: 23,806 vested time-based LTIP units (from a total of 41,457 time-based LTIP units awarded); (v) Steven J. Gilbert: 22,604 vested time-based LTIP units (from a total of 37,852 time-based LTIP units awarded); (vi) S. Michael Giliberto: 22,604 vested time-based LTIP units (from a total of 33,974 time-based LTIP units awarded); (vii) James D. Robinson IV: 6,902 vested time-based LTIP units (from a total of 20,675 time-based LTIP units awarded); (viii) John B. Kessler: 100,103 vested time-based LTIP units (from a total of 193,402 time-based LTIP units awarded) and 10,750 vested performance-based LTIP units (from a total of 455,325 performance-based LTIP units awarded); (ix) David A. Karp: 157,096 vested time-based LTIP units (from a total of 217,600 time-based LTIP units awarded) and 45,648 vested performance-based LTIP units (from a total of 373,794 performance-based LTIP units awarded); (x) Thomas P. Durels: 313,694 vested time-based LTIP units (from a total of 502,737 time-based LTIP units awarded) and 99,725 vested performance-based

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LTIP units (from a total of 484,391 performance-based LTIP units awarded); and (xi) Thomas N. Keltner, Jr.: 17,981 vested time-based LTIP units (from a total of 256,720 time-based LTIP units awarded) and 2,264 vested performance-based LTIP units (from a total of 194,189 performance-based LTIP units awarded). See “Compensation Discussion and Analysis — Compensation Program” for a discussion of the vesting conditions of the LTIP units.

(3)	In addition to the 218,161 vested LTIP units referenced in footnote (2) above, includes 60,368 shares of Class A common stock, 642,979 shares of Class B common stock and 31,506,047 operating partnership units held by: (i) family trusts and entities for which Anthony E. Malkin has sole voting and investment power as sole manager or sole trustee, as applicable, or Anthony E. Malkin and his wife have shared voting and investment power as managers or trustees, as applicable, all for the benefit of Anthony E. Malkin, his wife, and certain other members of their extended family, (ii) family trusts for the benefit of Anthony E. Malkin’s children, (iii) Anthony E. Malkin’s wife and/or (iv) a charitable foundation over which Anthony E. Malkin and his wife have shared voting and investment power; and of which, in each case, Anthony E. Malkin disclaims beneficial ownership of such shares and units except to the extent of his pecuniary interest therein (if any).

(4)	Includes 211,495 operating partnership units held by Thomas N. Keltner, Jr. Revocable Trust dated February 23, 2008, for which Thomas N. Keltner, Jr. is the trustee, 328,717 operating partnership units held by Paula S. Keltner Revocable Trust dated March 1, 2008, for which Thomas N. Keltner, Jr.’s wife is the trustee, and 162,162 operating partnership units held by the Thomas N. Keltner, Jr. Family Trust, for which Thomas N. Keltner, Jr.’s wife and sister are the trustees.

(5)	Based solely on information provided on a Schedule 13G/A filed with the SEC on September 28, 2017 by Quark Holding LLC, Q REIT Holding LLC and Qatar Investment Authority, which is the sole member of each of Q REIT Holding LLC and Quark Holding LLC. According to such filing, Q REIT Holding LLC transferred its entire beneficial ownership interest in the company to Quark Holding LLC as of September 25, 2017 (the “Transaction”). Pursuant to a Stockholders Agreement entered into by the company with Q REIT Holding LLC on August 23, 2016, Q REIT Holding LLC granted to our Board of Directors an irrevocable proxy to vote any shares of Class A common stock directly beneficially owned by Q REIT Holding LLC in excess of 9.9% of the total number of shares of Class A common stock outstanding. In connection with the Transaction, on September 25, 2017, Quark Holding LLC became a party to, and assumed the obligations of Q REIT Holding LLC under, the stockholders agreement, in accordance with its terms. As a result, Quark Holding LLC has voting power over 15,605,656 shares of Class A Common Stock and dispositive power over 29,610,854 shares of Class A Common Stock it directly beneficially owns, which were previously beneficially owned by Q REIT Holding LLC. Qatar Investment Authority, as the sole member of Quark Holding LLC, may be deemed to share voting power and dispositive power of Class A common stock owned by Quark Holding LLC. See “Certain Relationships and Related Transactions — QIA” for a discussion of the Stockholders Agreement. The business address of Quark Holding LLC is Ooredoo Tower, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.

(6)	Based solely on information provided on a Schedule 13G/A filed with the SEC on February 9, 2018, as of December 31, 2017, The Vanguard Group, Inc. (“Vanguard”) may be deemed to beneficially own an aggregate of 22,886,971 shares of our common stock in its capacity as an investment advisor, which includes shares of common stock held by Vanguard Fiduciary Trust Company as a result of its serving as investment manager of collective trust accounts and shares of common stock held by Vanguard Investments Australia, Ltd. as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Based solely on information provided on a Schedule 13G/A filed with the SEC on February 14, 2018, as of December 31, 2017, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited, collectively, may be deemed to beneficially own an aggregate of 20,523,736 shares of our common stock. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The business address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(8)	Based solely on information provided on a Schedule 13G filed with the SEC on February 2, 2018, as of December 31, 2017, Vanguard Specialized Funds—Vanguard REIT Index Fund held sole voting power with respect to all 9,021,428 shares and sole and shared dispositive power with respect to none of the shares. The company understands that the shares held by Vanguard Specialized Funds—Vanguard REIT Index Fund are included in the total number of shares deemed to be beneficially owned by Vanguard as reported above. The business address for Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(9)	Based solely on information provided on a Schedule 13G filed with the SEC on February 8, 2018, as of December 31, 2017, BlackRock, Inc. held sole voting power with respect to 7,627,539 shares and sole dispositive power with respect to 8,307,553 of the shares. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(10)	Based solely on information provided on a Schedule 13G filed with the SEC on February 1, 2018, as of December 31, 2017, Daiwa Asset Management Co. Ltd. held sole voting power with respect to all 8,221,178 shares, sole dispositive power with respect to 13,700 of the shares and shared dispositive power with respect to 8,207,478 of the shares. The business address for Daiwa Asset Management Co. Ltd. Is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely on a review of the copies of the forms received and written representations, we believe that during fiscal year 2017, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities complied with the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the written policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock) has a direct or indirect material interest) is subject to approval or ratification in accordance with the following procedures.

Our Nominating and Corporate Governance Committee reviews the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction is considered and ratified, if deemed appropriate by our Nominating and Corporate Governance Committee, at its next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee’s guidelines and that the related party transaction remains appropriate.

All related party transactions are disclosed in our applicable filings with the SEC as required under SEC rules.

QIA

Securities Purchase Agreement

On August 23, 2016, we entered into the securities purchase agreement with QIA, pursuant to which QIA purchased from us 29,610,854 shares of our Class A common stock at a purchase price of $21.00 per share (the “QIA Shares”). As of March 8, 2018, the QIA Shares represented a 9.9% fully diluted economic interest in us (inclusive of all outstanding operating partnership units and long term incentive plan units of our operating partnership).

We received approximately $621.8 million in gross proceeds at the August 23, 2016 closing of the purchase and sale of the QIA Shares.

Stockholders Agreement

In connection with the sale of the QIA Shares to QIA, we and QIA entered into the Stockholders Agreement dated August 23, 2016, which sets forth certain rights and obligations of us and QIA relating to QIA’s ownership of our Class A common stock, including the following:

QIA was not permitted to transfer any QIA Shares during the six-month period that followed the closing, and could not transfer more than 50% of the QIA Shares during the period that began six months after the closing and ended on the one-year anniversary of the closing.

QIA agreed to limit its voting power on all matters coming before our stockholders (whether at a meeting or by written consent) to no more than 9.9% of the total number of votes entitled to be cast on such matter. Any shares

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of Class A common stock held by QIA in excess of such 9.9% threshold will be voted in the same manner and proportion as the votes cast by all other stockholders on such matters. QIA granted our Board of Directors an irrevocable proxy to vote in such manner any shares of Class A common stock it holds in excess of such 9.9%. Further, QIA has agreed to vote all of its shares of Class A common stock up to the 9.9% threshold in favor of the election of each member of any slate of director nominees recommended by our Board of Directors.

In connection with any new issuance by us of common equity securities, for so long as QIA maintains at least a 5.0% fully diluted economic interest in us and remains in material compliance with the terms of the Stockholders Agreement, QIA will have the right (but not the obligation) to purchase its pro rata share of such new equity securities in the form of newly issued Class A common stock. These “top up” rights are generally exercisable on a quarterly basis, or sooner if we or the operating partnership issues new equity securities in an issuance in excess of $1.0 million.

For an initial period of five years from the date of the closing, to the extent QIA remains in material compliance with the terms of the Stockholders Agreement, QIA will have the right of first offer to co-invest with us as a joint venture partner in real estate investment opportunities initiated by us where we have elected, at our discretion, to seek a joint venture partner. The right of first offer period will be extended for a 30-month term if at least one joint venture transaction is consummated among us and QIA during the initial five-year term, and will be extended for a further 30-month term if at least one joint venture transaction is consummated during such initial 30-month extension term.

Subject to certain minimum thresholds and conditions, we will indemnify QIA for certain applicable U.S. federal and state taxes payable by QIA in connection with dividends paid by us on the QIA Shares (and any “top up” shares) that are attributable to capital gains from the sale or exchange of any U.S. real property interests. Our obligation to indemnify QIA will terminate one year following the date on which the sum of the QIA Shares and any “top up” shares then owned by QIA falls below 10% of our outstanding common shares.

Registration Rights Agreement

In connection with the sale of the QIA Shares to QIA, we and QIA entered into a registration rights agreement, dated as of August 23, 2016, which required us, among other things, to file with the SEC within 180 days following the closing, a resale shelf registration statement providing for the resale of the QIA Shares. We filed the resale shelf registration statement with the SEC on February 2, 2017 and renewed it on August 3, 2017. In addition, QIA will be entitled to cause us to include in the registration statement such additional “top up” shares of Class A common stock as QIA may acquire from time to time in the future, up to a 9.9% fully diluted economic interest in us. The registration rights are subject to certain conditions and limitations, including restrictions on sales of shares by the holder in connection with certain public offerings and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement.

Tax Protection Agreement

In 2013, we entered into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin that is intended to protect to a limited extent the Malkin Group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax consequences arising from a transaction involving one of four properties, which we refer to in this section as the protected assets.

First, this agreement provides that our operating partnership will not sell, exchange, transfer or otherwise dispose of such protected assets, or any interest in a protected asset, until (i) October 7, 2025, with respect to one protected asset, First Stamford Place, and (ii) the later of (x) October 7, 2021 and (y) the death of both Peter L. Malkin and Isabel W. Malkin, who are 84 and 81 years old, respectively, for the three other protected assets, Metro Center, 10 Bank Street and 1542 Third Avenue, unless:

(1) Anthony E. Malkin consents to the sale, exchange, transfer or other disposition; or

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(2) our operating partnership delivers to each protected party thereunder a cash payment intended to approximate the tax liability arising from the recognition of the pre-contribution built-in gain resulting from the sale, exchange, transfer or other disposition of such protected asset (with the pre-contribution “built-in gain” being not more than the taxable gain that would have been recognized by such protected party if the protected asset been sold for fair market value in a taxable transaction at the time of the consolidation) plus an additional amount so that, after the payment of all taxes on amounts received pursuant to the agreement (including any tax liability incurred as a result of receiving such payment), the protected party retains an amount equal to such protected party’s total tax liability incurred as a result of the recognition of the pre-contribution built-in gain pursuant to such sale, exchange, transfer or other disposition; or

(3) the disposition does not result in a recognition of any built-in gain by the protected party.

Second, with respect to the Malkin Group, including Anthony E. Malkin and Peter L. Malkin, and one additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property), to protect against gain recognition resulting from a reduction in such continuing investor’s share of the operating partnership liabilities, the agreement provides that during the period from October 7, 2013 until such continuing investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the formation transactions, which we refer to in this section as the tax protection period, our operating partnership will (i) refrain from prepaying any amounts outstanding under any indebtedness secured by the protected assets and (ii) use its commercially reasonable efforts to refinance such indebtedness at or prior to maturity at its current principal amount, or, if our operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible. The agreement also provides that, during the tax protection period, our operating partnership will make available to such continuing investors the opportunity (i) to enter into a “bottom dollar” guarantee of their allocable share of $160.0 million of aggregate indebtedness of our operating partnership meeting certain requirements or (ii) in the event our operating partnership has recourse debt outstanding and such a continuing investor agrees, in lieu of guaranteeing debt pursuant to clause (i) above, to enter into a deficit restoration obligation, in each case, in a manner intended to provide an allocation of operating partnership liabilities to the continuing investor. In the event that a continuing investor guarantees debt of our operating partnership, such continuing investor will be responsible, under certain circumstances, for the repayment of the guaranteed amount to the lender in the event that the lender would otherwise recognize a loss on the loan, such as, for example, if property securing the loan was foreclosed and the value was not sufficient to repay a certain amount of the debt. A deficit restoration obligation is a continuing investor’s obligation, under certain circumstances, to contribute a designated amount of capital to our operating partnership upon our operating partnership’s liquidation in the event that the assets of our operating partnership are insufficient to repay our operating partnership liabilities.

Because we expect that our operating partnership will at all times have sufficient liabilities to allow it to meet its obligations to allocate liabilities to its partners that are protected parties under the tax protection agreement, our operating partnership’s indemnification obligation with respect to “certain tax liabilities” would generally arise only in the event that the operating partnership disposes in a taxable transaction of a protected asset within the period specified above in a taxable transaction. In the event of such a disposition, the amount of our operating partnership’s indemnification obligation would depend on several factors, including the amount of “built-in gain,” if any, recognized and allocated to the indemnified partners with respect to such disposition and the effective tax rate to be applied to such gain at the time of such disposition.

The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the tax protection agreement, our operating partnership has agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by our operating partnership in the consolidation. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of

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depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (ii) in the event of a sale of such properties, could cause us to be allocated gain in excess of its corresponding economic or book gain (or taxable loss that is less than its economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership.

Registration Rights

We entered into a registration rights agreement with certain persons receiving shares of our common stock or operating partnership units in the formation transactions, including certain members of our senior management team and our other continuing investors. In connection therewith, we have filed, and are obligated to maintain the effectiveness of, an automatically effective shelf registration statement, along with a prospectus supplement, with respect to, among other things, shares of our Class A common stock that may be issued upon redemption of operating partnership units or issued upon conversion of shares of Class B common stock. Pursuant to this registration rights agreement, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of the Malkin Group, which we refer to as the holder, provided (i) the registrable shares to be registered in such offering will have a market value of at least $150.0 million, (ii) we will not be obligated to effect more than two underwritten offerings during any 12-month period; and (iii) the holder will not have the ability to effect more than four underwritten offerings. In addition, if we file a registration statement with respect to an underwritten offering for our own account or on behalf of the holder, the holder will have the right, subject to certain limitations, to register such number of registrable shares held by him, her or it as each such holder requests. With respect to underwritten offerings on behalf of the holder, we will have the right to register such number of primary shares as we request; provided, however, that if cut backs are required by the managing underwriters of such an offering, our primary shares shall be cut back first (but in no event will our shares be cut back to less than $25.0 million).

We have also agreed to indemnify the persons receiving rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions, any out-of-pocket expenses (except we will pay any holder’s out-of-pocket fees (including disbursements of such holder’s counsel, accountants and other advisors) up to $25,000 in the aggregate for each underwritten offering and each filing of a resale shelf registration statement or demand registration statement), and any transfer taxes.

Excluded Properties and Businesses

The Malkin Group, including Anthony E. Malkin, our Chairman and Chief Executive Officer, owns non-controlling interests in, and Anthony E. Malkin and Peter L. Malkin control the general partners or managers of, the entities that own interests in seven multi-family properties, five net leased retail properties (including one single tenant retail property in Greenwich, Connecticut), and a parcel that is being developed for residential use. The Malkin Group also owns non-controlling interests in one Manhattan office property, two Manhattan retail properties and several retail properties outside of Manhattan, none of which were contributed to us in the formation transactions. We refer to the non-controlling interests described above collectively as the excluded properties. In addition, the Malkin Group owns interests in two mezzanine and senior equity funds, an industrial fund, and five residential properties, and which we refer to collectively as the excluded businesses. Other than the Greenwich retail property, we do not believe that the excluded properties or the excluded businesses are consistent with our portfolio geographic or property type composition, management or strategic direction.

Pursuant to management and/or service agreements with the owners of interests in those excluded properties and services agreements with the five residential property managers and the managers of certain other excluded

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businesses which historically were managed by affiliates of our predecessor, we are designated as the asset manager (supervisor) and/or property manager of the excluded properties and will provide services to the owners of certain of the excluded properties and the five residential property managers and provide services and access to office space. As the manager or service provider, we are paid a management or other fee with respect to those excluded properties and excluded businesses where our predecessor had previously received a management fee on the same terms as the fee paid to our predecessor, and reimbursed for our costs in providing the management and other services to those excluded properties and businesses where our predecessor had not previously received a management fee. Our management of the excluded properties and provision of services to the five residential property managers and the existing managers of the other excluded businesses represent a minimal portion of our overall business. There is no established time period in which we will manage such properties or provide services to the owners of certain of the excluded properties and the five residential property managers and provide services and access to office space to the existing managers of the other excluded businesses; and Peter L. Malkin and Anthony E. Malkin expect to sell certain of these properties or unwind certain of these businesses over time. We are not precluded from acquiring all or certain interests in the excluded properties or businesses. If we were to attempt any such acquisition, we anticipate that Anthony E. Malkin, our Chairman and Chief Executive Officer, will not participate in the negotiation process on our behalf with respect to our potential acquisition of any of these excluded properties or businesses, and the approval of a majority of our independent directors will be required to approve any such acquisition.

Services are and were provided by us to excluded properties and businesses. These transactions are reflected in our consolidated statements of income as third-party management and other fees.

We earned asset management (supervisory) and service fees from excluded properties and businesses of $1.1 million, $1.4 million and $1.8 million during the years ended December 31, 2017, 2016 and 2015, respectively.

We earned property management fees from excluded properties of $0.3 million, $0.4 million and $0.3 million during the years ended December 31, 2017, 2016 and 2015 respectively.

Other

We were reimbursed at allocable cost for 647 square feet of shared office space, equipment, and administrative support shared with us in our corporate offices, as was done prior to our formation, and we received rent generally at market rental rate for 3,074 square feet of leased space, from entities affiliated with Anthony E. Malkin at one of our properties. Total revenue aggregated $0.2 million and $0.2 million for the years ended December 31, 2016 and 2015, respectively.

During August 2016, such entities moved from the previously shared office and leased spaces to relocate to a new 5,351 square foot leased space at one of our properties, paying rent generally at a market rental rate. Under such new lease, the tenant has the right to cancel such lease without special payment on 90 days’ notice. We now have a shared use agreement with such tenant, to occupy a portion of the leased premises as the office location for Peter L. Malkin, our Chairman Emeritus and employee, utilizing approximately 15% of the space, for which we pay an allocable pro rata share of the cost to such tenant. We also have agreements with these entities and excluded properties and businesses to provide them with general computer-related support. Total revenue aggregated $0.4 million and $0.1 million for the years ended December 31, 2017 and 2016, respectively.

One of our directors, James D. Robinson IV, is a general partner in an investment fund, which owns more than a 10% economic and voting interest in one of our tenants, OnDeck Capital, with an annualized rent of $5.8 million and $5.7 million as of December 31, 2017 and 2016, respectively.

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PROPOSAL 2: NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We seek your advisory vote to approve our named executive officers compensation (as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative disclosure) in accordance with the regulations under Section 14A of the Exchange Act. The following proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2017 executive compensation programs and policies and the compensation paid to our named executive officers during 2017. Your non-binding, advisory vote will serve as an additional tool to guide our Board of Directors and our Compensation Committee in aligning our executive compensation programs with the interests of our company and our stockholders. In considering this vote, we encourage common stockholders to review carefully the information presented on our compensation policies and decisions regarding our executive officers, as disclosed in detail in this Proxy Statement under “Compensation Discussion and Analysis” and “Compensation of our Executive Officers.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage and grow our company, and are accountable for the performance of our company. We also seek to promote an ownership mentality amongst our named executive officers by issuing equity grants to them that not only align their interests with the interests of our stockholders, but also enhance the executives’ focus on our long-term performance. We believe this strong tie between compensation and performance leads to the success of our company and serves the best interests of our stockholders. Further, our Compensation Committee regularly reviews all elements of the compensation paid to our named executive officers. Our Compensation Committee believes that our present compensation program, as described in the Compensation Discussion and Analysis section and the accompanying tables and related narrative in this Proxy Statement, aligns the interests of our named executive officers with our stockholders, and incentivizes our executives to focus on the achievement of our long-term business objectives.

Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Stockholders Meeting at which a quorum is present.

The vote on this proposal is non-binding and advisory in nature. Because of this, it will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board of Directors or our Compensation Committee. Nevertheless, our Board of Directors highly values input from our stockholders, and our Compensation Committee will carefully consider the results of this vote when making future decisions about executive compensation. In addition, even if a majority of our stockholders approves this proposal, if there is a significant vote against the compensation of our named executive officers, our Compensation Committee will evaluate whether any actions are appropriate to address the concerns of our stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Our Board of Directors unanimously recommends that you vote “FOR” the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.”

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PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018, subject to ratification of this appointment by our common stockholders. Action by stockholders is not required by law, the NYSE or our organizational documents in the appointment of an independent registered public accounting firm, but this appointment is submitted by our Board of Directors for ratification as a matter of good corporate governance in order to give our stockholders a voice in the designation of auditors. If the appointment is not ratified by our stockholders, our Board of Directors will further consider its choice of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since May 2010 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the Annual Stockholders Meeting. The representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Fee Disclosure

The following table lists the fees for services rendered by our independent registered public accounting firm for the years ended December 31, 2017 and 2016.

	2017 ($)	2016 ($)
Audit Fees(1)	2,164,495	2,101,995
Audit Related Fees	—	—
Tax Fees(2)	454,399	1,335,050
All Other Fees	—	—
Total	2,618,894	3,437,045

(1)	Audit Fees billed in 2017 and 2016 arose from the audit of our annual consolidated financial statements, audit of First Stamford Place consolidated financial statements, reviews of our quarterly consolidated financial statements, consents and other services related to filings with the SEC.

(2)	2017 and 2016 Tax Fees consist of (a) tax return preparation and compliance fees of $121,400 and $583,800, respectively, for assistance regarding federal and state tax compliance, and return preparation, and (b) other tax fees of $332,999 and $751,250, respectively, for tax planning, tax advice and related tax services.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Empire State Realty Trust    77

Pre-Approval Policies and Procedures of Our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the pre-approval policy to the Chair of the Audit Committee. The Chair must report any pre-approval decisions under the Policy to the Audit Committee at its next scheduled meeting.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast at the stockholder meeting at which a quorum is present.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

78    2018 Proxy Statement

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee of our Board of Directors regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC, under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any such document.

The Audit Committee’s purposes are to (i) assist the Board of Directors in its oversight of (a) the integrity of the company’s financial statements, (b) the company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the company’s independent registered public accounting firm, and (d) the performance of the company’s independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the Securities and Exchange Commission (the “SEC”) for inclusion in the company’s annual proxy statement. The function of the Audit Committee is oversight. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange (the “NYSE”), as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that each of S. Michael Giliberto, Leslie D. Biddle and Thomas J. DeRosa is an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC Regulation S-K. The Audit Committee operates pursuant to an Audit Committee Charter.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Ernst & Young LLP, is responsible for planning and carrying out a proper audit of the company’s annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate. The Audit Committee has also met with and discussed internal audit reports with an internal auditor. Further, the Audit Committee has overseen the company’s Whistleblower Policy and performed a periodic review of related reports.

Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2017, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly,

Empire State Realty Trust    79

the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that Ernst & Young LLP is in fact “independent,” or that the company’s internal controls are effective.

Submitted by our Audit Committee

S. Michael Giliberto (Chair)

Leslie D. Biddle

Thomas J. DeRosa

80    2018 Proxy Statement

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners. In addition, we intend to utilize the advisory, consulting and proxy solicitation services of Mackenzie Partners, Inc. at an aggregate estimated cost of $7,500 plus out-of-pocket expenses.

List of Stockholders

A list of our stockholders entitled to vote at our Annual Stockholders Meeting will be available at our Annual Stockholders Meeting and for ten days prior to our Annual Stockholders Meeting, between the hours of 8:45 a.m. and 4:30 p.m., by written request to the Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

Changing the Way You Receive Proxy Materials in the Future

Instead of receiving a Notice of Availability in the mail for future meetings, stockholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail. If you elect to receive proxy materials by e-mail, you will not receive a Notice of Availability in the mail. Instead, you will receive an e-mail with links to proxy materials and online voting. In addition, if you elect to receive a paper copy of the proxy materials, or if applicable rules or regulations require paper delivery of the proxy materials, you will not receive a Notice of Availability in the mail. If you received a paper copy of the proxy materials or the Notice of Availability in the mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120, Attention: Investor Relations, by sending a blank e-mail with the 12-digit control number on your Notice of Internet Availability to sendmaterial@proxyvote.com, via the Internet at www.proxyvote.com, or by telephone at (212) 850-2678. Your election will remain in effect until you change it.

Multiple Copies of Our Annual Report to Stockholders

Our 2017 Annual Report to Stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs and in accordance with the SEC rules, we have undertaken an effort to deliver only one set of our Annual Report, Proxy Statement or notice, as applicable, to any group of multiple stockholders of record sharing one address. This delivery method, called “householding” is not being used, however, if we have received contrary instructions from one or more of the stockholders sharing such address. If your household has received only one set of our Annual Report, Proxy Statement or Notice of Availability, as applicable, we will deliver promptly a separate copy of our 2017 Annual Report on Form 10-K, our 2017 Annual Report to Stockholders, this Proxy Statement or Notice of Availability, as applicable, to any stockholder who sends a written request to the Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Requests may also be directed to the Corporate Secretary at (212) 687-8700. You can also notify us that you would like to receive separate copies of our annual reports, proxy statements or notices of internet availability of proxy materials in the future by sending a written request to our Corporate Secretary at the address set forth above or by contacting the Corporate Secretary at (212) 687-8700. If your household is receiving

Empire State Realty Trust    81

multiple copies of our annual reports, proxy statements and notices of internet availability of proxy materials, and you wish to request delivery of a single copy, you may send a written request to our Corporate Secretary at the address set forth above. Even if your household has received only one set of our Annual Report and Proxy Statement, a separate Proxy Card has been provided for each stockholder account. Each Proxy Card should be signed, dated, and returned in the enclosed self-addressed envelope.

If you own shares of common stock through a bank, broker or other nominee and receive more than one set of annual reports, proxy statements or notices of internet availability of proxy materials, you can contact the bank, broker or other nominee to eliminate duplicate mailings.

Confidentiality of Voting

We keep all the proxies, ballots, and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, Broadridge Financial Solutions, Inc., examine these documents. Occasionally, stockholders provide written comments on their Proxy Card, which are then forwarded to us by Broadridge.

Voting Results

Broadridge, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Stockholders Meeting.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by our Corporate Secretary no later than December 6, 2018 in order to be considered for inclusion in our proxy statement relating to the 2019 meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

For a proposal of a stockholder to be properly presented at the 2019 annual stockholders meeting, including nominations for inclusion in the proxy statement, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices on or after November 6, 2018 and prior to 5:00 p.m., Eastern Time, on December 6, 2018, unless the 2019 annual stockholders meeting is scheduled to take place before April 17, 2019 or after June 16, 2019. Under our bylaws, stockholders must follow certain procedures to nominate a person for election as a director at an annual stockholders meeting, or to introduce an item of business at such meeting. A stockholder must notify our Corporate Secretary in writing of the director nominee or the other business. To be timely under our current bylaws, the notice must be delivered to our Corporate Secretary, along with the appropriate supporting documentation, as applicable, at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.

82    2018 Proxy Statement

Director Nominees (Proxy Access)

Our proxy access bylaw permits a stockholder (or a group of no more than 20 stockholders) owning at least 3% of the aggregate of the issued and outstanding shares of common stock of the company continuously for at least the prior three (3) years to nominate and include in the company’s proxy materials director nominees constituting up to 20% of the number of directors then in office, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at the 2019 annual stockholders meeting pursuant to the proxy access provision of our bylaws, notice of such nomination and other required information must be received in writing by the company’s Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120 on or after November 6, 2018 and prior to 5:00 p.m., Eastern Time, on December 6, 2018, unless the 2019 annual stockholders meeting is scheduled to take place before April 17, 2019 or after June 16, 2019. Our bylaws state that such notice and other required information must be received by the company’s Corporate Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, our bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

Other Matters

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Stockholders Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,

Thomas N. Keltner, Jr.

Secretary

Empire State Realty Trust    83

Appendix A

Reconciliation of Non-GAAP Financial Measures

(unaudited and dollars in thousands)

	Years Ended December 31,
Reconciliation of Net Income to NOI and Cash NOI	2014	2015	2016	2017
Net income	$70,210	$79,928	$107,250	$118,253
Add:
General and administrative expenses	39,037	38,073	49,078	50,315
Depreciation and amortization	145,431	171,474	155,211	160,710
Interest expense	62,685	65,743	70,595	68,473
Loss on early extinguishment of debt	3,771	1,749	552	2,157
Loss from derivative financial instruments	—	—	—	289
Acquisition expenses	3,382	193	98	—
Construction expenses	38,596	3,222	—	—
Income tax expense (benefit)	4,655	3,949	6,146	6,673
Less:
Third-party management and other fees	(2,376)	(2,133)	(1,766)	(1,400)
Construction revenues	(38,648)	(1,981)	—	—
Acquisition break-up fee	—	(2,500)	—	—
Gain on settlement of lawsuit related to the Observatory	(975)	—	—	—
Net operating income	325,768	357,717	387,164	405,470
Straight-line rent	(39,715)	(21,056)	(30,147)	(26,544)
Above/below-market rent revenue amortization	(14,095)	(19,353)	(8,794)	(5,721)
Below-market ground lease amortization	4,603	7,831	7,831	7,831
Total cash net operating income	$276,561	$325,139	$356,054	$381,036

A-1

EMPIRE STATE REALTY TRUST, INC. 111 WEST 33RD STREET, 12 FL. NEW YORK, NY 10120
AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2018. Have your proxy card in hand when you call and then follow the instructions.
AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by May 16, 2018.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40670-P00630
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
EMPIRE STATE REALTY TRUST, INC.
The Board of Directors recommends you vote FOR the following:
For All Withhold All Except For All
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
01) Anthony E. Malkin 05) Steven J. Gilbert 02) William H. Berkman 06) S. Michael Giliberto 03) Leslie D. Biddle 07) James D. Robinson IV 04) Thomas J. DeRosa
The Board of Directors recommends you vote FOR Proposal 2.
For Against Abstain
2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
The Board of Directors recommends you vote FOR Proposal 3.
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
NOTE: The proxies are also authorized to vote in their discretion upon such other matters as may properly be brought before the Annual Stockholders Meeting or any adjournments or postponements thereof.
The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of Annual Stockholders Meeting, the proxy statement with respect thereof and our annual report to stockholders with respect to our 2017 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.
For address changes and/or comments, please check this box and write them on the back where indicated.
Please check this box if you plan to attend the Meeting.
Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E40671-P00630
EMPIRE STATE REALTY TRUST, INC. Annual Stockholders Meeting May 17, 2018 at 11:00 A.M.
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder(s) hereby appoint(s) Thomas N. Keltner, Jr., Bart S. Goldstein and Debra E. Levin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of EMPIRE STATE REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Stockholders Meeting to be held at 11:00 A.M., EDT on May 17, 2018, at State Grill, 21 West 33rd Street, New York, NY 10118, and any adjournment or postponement thereof.
When properly executed, votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder(s). If no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominees of our Board of Directors listed in Proposal 1, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers described in Proposal 2, and FOR the ratification of the selection of our independent registered public accounting firm as described in Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Stockholders Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this Proxy and return it in the enclosed envelope.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

EMPIRE STATE REALTY TRUST, INC. 111 WEST 33RD STREET, 12 FL. NEW YORK, NY 10120
AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2018. Have your proxy card in hand when you call and then follow the instructions.
AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by May 16, 2018.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40672-P00630
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
EMPIRE STATE REALTY TRUST, INC.
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
01) Anthony E. Malkin 05) Steven J. Gilbert 02) William H. Berkman 06) S. Michael Giliberto 03) Leslie D. Biddle 07) James D. Robinson IV 04) Thomas J. DeRosa
The Board of Directors recommends you vote FOR Proposal 2.
For Against Abstain
2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
The Board of Directors recommends you vote FOR Proposal 3.
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
NOTE: The proxies are also authorized to vote in their discretion upon such other matters as may properly be brought before the Annual Stockholders Meeting or any adjournments or postponements thereof.
The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of Annual Stockholders Meeting, the proxy statement with respect thereof and our annual report to stockholders with respect to our 2017 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.
For address changes and/or comments, please check this box and write them on the back where indicated.
Yes No
Please check this box if you plan to attend the Meeting.
Yes No
By checking the yes box, you confirm that you hold at least 49 Empire State Realty OP, L.P. operating partnership units for each share of Class B common stock of Empire State Realty Trust, Inc. that you own and are voting pursuant to this proxy.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E40673-P00630
EMPIRE STATE REALTY TRUST, INC. Annual Stockholders Meeting May 17, 2018 at 11:00 A.M.
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder(s) hereby appoint(s) Thomas N. Keltner, Jr., Bart S. Goldstein and Debra E. Levin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of EMPIRE STATE REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Stockholders Meeting to be held at 11:00 A.M., EDT on May 17, 2018, at State Grill, 21 West 33rd Street, New York, NY 10118, and any adjournment or postponement thereof.
When properly executed, votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder(s). If no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominees of our Board of Directors listed in Proposal 1, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers described in Proposal 2, and FOR the ratification of the selection of our independent registered public accounting firm as described in Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Stockholders Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this Proxy and return it in the enclosed envelope.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side